Exhibit 10.1

EXECUTION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

NUSTAR ENERGY L.P.,

NUSTAR LOGISTICS, L.P.,

NUSTAR ASPHALT REFINING, LLC,

NUSTAR MARKETING LLC,

NUSTAR GP, LLC,

NUSTAR ASPHALT LLC

AND

ASPHALT ACQUISITION LLC

Dated as of July 3, 2012

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LIST OF APPENDICES

Appendix A:	Definitions

LIST OF EXHIBITS

Exhibit A:	Form of LLC Agreement
Exhibit B:	Form of Services Agreement
Exhibit C:	NuStar Facility Term Sheet
Exhibit D:	Terms of Terminal Leases

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 3, 2012, is made and entered into by and among NuStar Energy L.P., a Delaware limited partnership (“Energy”), NuStar Logistics, L.P., a Delaware limited partnership (the “Seller”), NuStar Asphalt Refining, LLC, a Delaware limited liability company (“Refining”), NuStar Marketing LLC, a Delaware limited liability company (“Marketing”), NuStar GP, LLC, a Delaware limited liability company (“GP LLC”), NuStar Asphalt LLC, a Delaware limited liability company (the “Company”), and Asphalt Acquisition LLC, a Delaware limited liability company (the “Investor,” together with the Seller, Energy, Refining, Marketing, the Company and GP LLC, the “Parties,” and each of them, a “Party”).

RECITALS

WHEREAS the Company was formed by filing its certificate of formation pursuant to the LLC Act on June 27, 2012;

WHEREAS (a) Refining operates the Paulsboro Refinery and the Savannah Refinery, at which it refines crude oil to produce asphalt and certain other refined petroleum products, and engages in the storage, terminaling and transportation of such products, and (b) Marketing engages in the sale and resale of such products (collectively, the “Business”);

WHEREAS the Seller owns all of the membership interests in the Company and has, at all times since the Company’s formation, treated the Company as a disregarded entity for U.S. Federal income tax purposes;

WHEREAS the Seller owns all of the membership interests of Refining and Marketing and has, at all times since each of Refining’s and Marketing’s formations, treated each of Refining and Marketing as a disregarded entity for U.S. Federal income tax purposes;

WHEREAS the Investor is a wholly owned Subsidiary of Lindsay Goldberg LLC and an Affiliate of Lindsay Goldberg III L.P. and its affiliated investment partnerships;

WHEREAS on the Closing Date, the Seller intends to sell to the Investor, and the Investor desires to purchase from the Seller, all of the Class A Interests of the Company; and

WHEREAS the terms and conditions of the Class A Interests and Class B Interests, and the rights and obligations of the members of the Company, including the Seller and the Investor, shall be governed by the Amended and Restated Limited Liability Company Agreement of the Company, to be entered into at Closing in the form attached hereto as Exhibit A (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

ARTICLE I.
DEFINED TERMS

Section 1.1            Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Appendix A.

Section 1.2            Interpretation.

(a)           The words “Purchase and Sale Agreement,” “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby” or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

(b)           Unless the context requires otherwise, in this Agreement (i) words singular or plural in number shall be deemed to include the other and pronouns having a masculine, feminine or neuter gender shall be deemed to include the other, (ii) any reference to any Person shall include its permitted successors and assigns, (iii) any reference to Governmental Authority shall include any Person succeeding to its functions and capacities, (iv) any reference to any Preamble, Recitals, Article, Section, Appendix, or Exhibit shall mean and refer to the Preamble, Recitals, Article or Section contained in or the Appendix or Exhibit attached to this Agreement, (v) Appendices, and Exhibits attached hereto are part of this Agreement, (vi) all the agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may from time to time be amended, revised, modified or supplemented or the terms and conditions thereof waived to the extent permitted by, and in accordance with the terms thereof and of the other Transaction Documents, (vii) the words “include” and “including” shall mean to include, without limitation, (viii) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (ix) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

ARTICLE II.
INVESTMENT IN THE COMPANY

Section 2.1            Purchase and Sale of the Class A Interests.  Subject to satisfaction of the conditions precedent set forth in Article VI, on the Closing Date, the Seller shall sell to the Investor the Class A Interests upon payment by the Investor in cash of an amount equal to $175,000,000 (the “Purchase Price”), by wire transfer of immediately available funds.

Section 2.2            Closing.  Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions (the “Closing”) will take place at the offices of Boies, Schiller & Flexner LLP, 575 Lexington Avenue, New York, New York, at 10:00 a.m. local time or at such other place and at such time as the Parties may agree, on the third Business Day after the day on which the last to be fulfilled of the Closing Conditions is fulfilled or waived by the relevant Party or Parties hereto or at such other date as the Parties hereto may mutually agree (the “Closing Date”).

Section 2.3            Pre-Closing Transactions.  Prior to the Closing, the following will occur:

(a)           The Seller will (A) cause Refining and Marketing to (i) transfer or assign (x) all assets (including Contracts) of Refining and Marketing that are not primarily related to the Business, (y) all assets of Refining and Marketing set forth on Section 2.3(a)(i)(y) of the Disclosure Letter and (z) all Inventory as of the Inventory Transfer Timing that is not Purchased Inventory as of the Inventory Transfer Timing, (ii) assign the Contracts set forth on Section 2.3(a)(ii) of the Disclosure Letter and (iii) transfer all of the accounts receivable and accounts payable as of the Inventory Transfer Timing (including the assumption of all liabilities in respect thereof) of Refining and Marketing, in each case, to one or more Affiliates of the Seller (other than the Company, Refining and Marketing) or such other Persons as the Seller may determine, (B) assume all of the liabilities of Refining and Marketing that are not primarily related to the Business and all obligations and liabilities arising under or relating to the assets and Contracts referred to in clause (A) above, (C) transfer all of the assets (including Contracts), other than (I) those office assets located at Energy’s corporate headquarters in San Antonio, TX the use of which will be provided to the Company through the Services Agreement, including, without limitation, computers, furniture and other office supplies and (II) those Contracts set forth in Section 2.3(a)(C)(II) of the Disclosure Letter, relating to the Business and held by the Seller or any Affiliate thereof (other than the Company, Refining and Marketing) to Refining or Marketing and (D) assign the Contracts specified in Section 2.3(a)(D) of the Disclosure Letter to Marketing (together, the “Restructuring”); and

(b)           The Seller shall prepare an estimate and notify the Investor in writing, not less than five Business Days prior to the expected Closing Date, of (i) the market value of the Purchased Inventory and (ii) the amount of Canadian Crude Oil included in such Purchased Inventory as of the Inventory Transfer Timing, which will be determined in accordance with Section 2.3(b) of the Disclosure Letter (such market value, the “Inventory Purchase Price”).

Section 2.4            Closing Transactions.  At the Closing, the following will occur:

(a)           the Seller will contribute all of the membership interests of Marketing to Refining and all of the membership interests of Refining to the Company, in each case, free and clear of any Liens;

(b)           the Investor will deliver by wire transfer of immediately available funds to the Seller an aggregate amount equal to the Purchase Price, to an account or accounts designated by the Seller, against delivery of a certificate representing the Class A Interests;

(c)           A member of the Company Group will (i) enter into definitive documentation for the ABL Facility and the NuStar Facility, (ii) make borrowings under the ABL Facility in an aggregate principal amount as determined in accordance with the related definitive documentation, (iii) make borrowings under the NuStar Facility in an aggregate principal amount, when taken together with the amount funded under clause (ii), equal to the Inventory Purchase Price and the Specified Expenses, (iv) distribute an amount in cash equal to the Inventory Purchase Price to the Seller, (v) enter into the Terminal Leases, (vi) enter into the Services Agreement and (vii) enter into the Supply Agreement;

(d)           the Seller and the Investor will enter into the Operating Agreement; and

(e)           the Company and the Seller shall enter into a mutually acceptable royalty-free license agreement permitting the Company and its Subsidiaries to use the “NuStar” name and any associated trademark or copyright used in the Business prior to the Closing.

Section 2.5            Purchase Price Adjustment.  (a)  Within 45 days after the Closing Date, the Seller shall prepare and deliver to the Investor a statement (the “Closing Inventory Statement”) setting forth the market value of the Purchased Inventory as of the Inventory Transfer Timing (the “Closing Inventory”), as determined in accordance with Section 2.3(b) of the Disclosure Letter.  During the 45-day period following the Investor’s receipt of the Closing Inventory Statement, the Investor and its advisors shall be permitted to review the working papers of the Seller, the Company, Refining, Marketing and their respective advisors relating to the Closing Inventory Statement.

(b)           The Closing Inventory Statement shall become final and binding upon the Parties on the date that is 30 days after the Seller’s delivery thereof.  If a Notice of Disagreement with respect to the Closing Inventory Statement is received by the Seller prior to such date, then the Closing Inventory Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Investor on the earlier of (A) the date the Seller and the Investor resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of the Notice of Disagreement, the Investor and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period, the Seller and its advisors shall have access to the working papers of the Investor and its advisors prepared in connection with the Notice of Disagreement.  At the end of such 30-day period, the Investor and the Seller shall submit to a mutually acceptable independent accounting firm (the “Accounting Firm”) for resolution any and all matters that remain in dispute, in the form of a written brief prepared by each party.  The Investor and the Seller shall jointly instruct the Accounting Firm that it (1) shall review only the matters that were included in the Notice of Disagreement and that remain unresolved, (2) shall make its determination in accordance with the requirements of this Section 2.5 and (3) shall render its decision within 30 days from the submission to it of the matters that remain unresolved.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.5 shall be borne in the same proportion that the aggregate dollar amount of unresolved disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by  the Investor, on the one hand, and the Seller, on the other hand, as finally determined by the Accounting Firm, bears to the total dollar amount of such unresolved disputed items so submitted.  The fees, costs and expenses of the Seller incurred in connection with its preparation of the Closing Inventory Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by the Seller, and the fees, costs and expenses of the Investor incurred in connection with its review of the Closing Inventory Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by the Investor.  The date on which the Closing Inventory Statement becomes final and binding on the parties pursuant to this Section 2.5 shall be referred to as the “Determination Date”.

(c)           In the event that the Closing Inventory as finally determined pursuant to this Section 2.5 is greater than the Inventory Purchase Price, then the member of the Company Group that is the borrower thereunder shall, within five Business Days after the Determination Date (x) make borrowings under (i) the ABL Facility, to the extent such borrowings would not trigger any cash dominion requirements under the ABL Facility, and (ii) the NuStar Facility for all remaining amounts, in an aggregate principal amount equal to the amount of such difference and (y) make payment by wire transfer in immediately available funds to the Seller of the amount of such difference, in each case together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.  If the Closing Inventory as finally determined pursuant to this Section 2.5 is less than the Inventory Purchase Price, then the Seller shall, within five Business Days after the Determination Date, make payment by wire transfer in immediately available funds to Refining of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment, and Refining shall cause the member of the Company Group that is the borrower under the ABL Facility and the NuStar Facility to apply such payment from the Seller to repay the ABL Facility and, to the extent permitted under the ABL Facility, the NuStar Facility, in each case, in accordance with the terms thereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES ABOUT
THE COMPANY, REFINING AND MARKETING

Except as set forth in the Disclosure Letter (where disclosure in any Section of the Disclosure Letter shall be deemed to be disclosure of such facts and circumstances with respect to the corresponding section of this Agreement; provided, however, that disclosure in any Section of the Disclosure Letter shall be deemed to be disclosure with respect to any other section of this Agreement to the extent it is reasonably apparent from the Section of the Disclosure Letter that such disclosure is applicable), the Seller and Energy hereby represent and warrant to the Investor that all of the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date (or with respect to each representation and warranty by its terms made as of another date, as of such other date):

Section 3.1            Organization and Existence.

(a)           The Seller has delivered to the Investor true, complete and correct copies of the Organizational Documents of the Company, Refining and Marketing.  All of such Organizational Documents are in full force and effect, and have not been amended after the date of delivery to the Investor, other than the entering into of the Operating Agreement at Closing.  Each member of the Company Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)           Each member of the Company Group is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its ownership, leasing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2            Authority; Enforceability.  Each of the Company, Refining and Marketing has all requisite power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery and performance by each of the Company, Refining and Marketing of the Transaction Documents to which it is a party and the consummation of the Transactions have been (or with respect to those Transaction Documents to be executed as of the Closing Date, will be on or before the Closing Date) duly and validly authorized by all action required on the part of the Company, Refining and Marketing, as the case may be, and no other proceedings on the part of the Company, Refining or Marketing are necessary to authorize the Transaction Documents to which such entity is a party or to consummate the Transactions.  Each of the Company, Refining and Marketing has duly executed and delivered each of the Transaction Documents to which it is a party (or with respect to those Transaction Documents to be executed as of the Closing Date, will have executed and delivered on or before the Closing Date).  Assuming the Investor’s due authorization, execution and delivery of the Transaction Documents, the Transaction Documents to which the Company, Refining or Marketing, as the case may be, is a party constitute (or with respect to those Transaction Documents to be executed as of the Closing Date, will constitute on or before the Closing Date) the valid and legally binding obligation of the Company, Refining or Marketing, as the case may be, enforceable against such party in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3                                    Ownership.  After giving effect to the Transactions, (a) the Company will not have any Subsidiaries other than Refining and Marketing, (b) Refining will not have any Subsidiaries other than Marketing and (c) Marketing will not have any Subsidiaries.  Immediately prior to the consummation of the Transactions, 100% of the authorized equity interests of the Company, Refining and Marketing are owned by the Seller.  Immediately following the Transactions, 100% of the authorized equity interests of Refining will be owned by the Company and 100% of the authorized equity interests of Marketing will be owned by Refining.  The authorized equity interests of the Company, Refining and Marketing immediately following the Closing and the effectiveness of the Operating Agreement shall be as set forth in Section 3.3 of the Disclosure Letter, all of which shall be held beneficially and of record as set forth in Section 3.3 of the Disclosure Letter.  The Class A Interests and the equity interests of Refining and Marketing have been duly authorized, and upon consummation of the Transactions will be validly issued, free and clear of any Liens, fully paid and non-assessable.  Other than pursuant to this Agreement, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights or other rights of any kind (preemptive or otherwise) to acquire any membership interests or other equity interests in any member of the Company Group, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any membership interests or other equity interests in any member of the Company Group, nor is any member of the Company Group committed to issue, sell or otherwise cause to become outstanding any such option, warrant, right or security, and there are no agreements or understandings by the Seller or any member of the Company Group concerning the ownership, voting or disposition of the membership interests or other equity interests in any member of the Company Group.

Section 3.4                                    Non-Contravention.  Except as set forth in Section 3.4 of the Disclosure Letter, and other than with respect to Contracts which are assigned from the Company Group to the Seller, and all obligations arising under or relating to such assigned Contracts which are assumed by, the Seller, pursuant to the Restructuring, the execution and delivery of the Transaction Documents by the Company, Refining and Marketing and the consummation of the Transactions by the Company, Refining and Marketing will not:

(a)                                 violate, conflict with, or result in a breach of any provisions of, the Organizational Documents of the Company, Refining or Marketing;

(b)                                 violate in any material respect, result in a breach of or constitute a default under (with or without notice or lapse of time as a result of any cure period, or both), conflict in any material respect with any of the terms, conditions or provisions of, give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or require the posting of any additional or different collateral or credit support under (including a Guarantee, letter of credit or cash collateral), any of the Material Contracts, the Logistics Facility, the Holdings Facility, the Logistics Indenture, the UK Term Loan or any other Contract under which the Seller or any Affiliate thereof has incurred Indebtedness or Guarantees;

(c)                                  materially violate, contravene or conflict with, or result in a material breach of, any law, rule, regulation, Order, writ, injunction, license, Permit or decree applicable to the Company, Refining or Marketing;

(d)                                 require a material consent or approval of, filing with, or notice to any Governmental Authority or other Person, other than as may be required under the HSR Act; or

(e)                                  require any NuStar Third-Party Consents, other than NuStar Third-Party Consents that are set forth in Section 3.4 of the Disclosure Letter and that have, or as of the Closing will have, been obtained.

Section 3.5                                    Compliance with Laws.  The business and operations of each member of the Company Group have been and currently are conducted in all material respects in compliance with all Applicable Laws.  Except as set forth in Section 3.5 of the Disclosure Letter, no member of the Company Group has received any notice from any Governmental Authority of any violation of any Applicable Laws, and no action, suit, investigation or proceeding has been filed or commenced or, to the Knowledge of the Seller, threatened against any member of the Company Group alleging any such violations.  Notwithstanding the foregoing, Energy and the Seller make no representation or warranty, express or implied, under this Section 3.5 relating to any Tax laws, which are addressed in Section 3.13.

Section 3.6                                    Permits.  Except as set forth in Section 3.6 of the Disclosure Letter, each member of the Company Group holds or has made or filed all material permits, registrations, notifications, franchises, licenses, certificates, waivers, exemptions, variances, rights, Orders, and other authorizations, consents and approvals of Governmental Authorities (collectively, “Permits”) required to be obtained or filed by any member of the Company Group to carry on the Business as currently conducted, and is in compliance with the terms and conditions of all such Permits, except where the failure to obtain, file or comply with such Permits would not be material to the Company Group.  To the Knowledge of the Seller, no event has occurred that permits the revocation or termination of any Permit except such as would not be material to the Company, Refining and Marketing.

Section 3.7                                    Litigation.  Except as set forth in Section 3.7 of the Disclosure Letter, no Claim, action, suit, investigation or proceeding has been instituted or, to the Knowledge of the Seller, threatened against any member of the Company Group by (a) any Governmental Authority or (b) any other Person, in each case, (i) that, if adversely determined, could reasonably be expected to be material to the Company Group, (ii) that seeks to impair, restrain, prohibit or invalidate the construction or operation of the Transaction Documents or (iii) regarding the effectiveness or validity of any Permit or approval.

Section 3.8                                    Material Contracts.

(a)                                 Except for those Contracts listed in Section 3.8(a) of the Disclosure Letter, no member of the Company Group is a party to or bound by (and the Business is not bound by) any of the following (excluding in each case any Contract that will be transferred out of the Company Group pursuant to the Restructuring):

(i)                                     any Contract for the purchase and sale of feedstocks, intermediate stocks or refined products that will not be terminated prior to the Closing Date, cannot be terminated on less than 90 days’ notice without payment or penalty and (A) provides for forward physical delivery on a date more than 90 days in the future or (B) provides for the future payment by or to the Company, Refining or Marketing of more than $5,000,000;

(ii)                                  any Contract for the supply of goods and services to or by any member of the Company Group not covered in any other paragraph of this Section 3.8(a) that will not be terminated prior to the Closing Date, cannot be terminated on less than 90 days’ notice without payment or penalty and provides for future payments by or to the Company, Refining or Marketing of more than $5,000,000;

(iii)                               any Contract for the sale of any asset by any member of the Company Group not covered in any other paragraph of this Section 3.8(a) that cannot be terminated on less than 90 days’ notice without payment or penalty and provides for the future payment by or to any member of the Company Group of more than $1,000,000;

(iv)                              any Contract that provides for the sale of any material assets of any member of the Company Group or the acquisition of any material assets, other than Inventory in the ordinary course of business consistent with past practice;

(v)                                 any Contract relating to the storage, terminaling or transportation (including lease, service agreement, or other Contract relating to the Company’s, Refining’s or Marketing’s use of railcars or similar equipment) of Inventory or any other feedstocks, intermediate stocks, refined products or other goods, in each case whether by or for the Company, Refining or Marketing;

(vi)                              any Contract that would restrict the Company, Refining or Marketing from competing with any Person or engaging in any business or activity in any geographic area;

(vii)                           any Contract that provides for “exclusivity” or any similar requirement in favor of any Person other than the Seller, Refining, Marketing or the Company or that requires or obligates the Seller,

Refining, Marketing or the Company to purchase specified minimum amounts of any product;

(viii)                        any license, royalty, or other Contract constituting, governing or relating to Intellectual Property;

(ix)                              any joint venture, partnership or alliance Contracts;

(x)                                 any Contracts (A) containing any “most favored nation” provisions or any similar provision requiring the Company, Refining or Marketing to offer a third party terms or concessions at least as favorable as offered to one or more parties, (B) containing any “change of control” provisions or (C) containing a right of first refusal in favor of Marketing or Refining;

(xi)                              any Contracts with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements other than consistent with general industry practice;

(xii)                           any Contract under which the Company, Refining or Marketing has, directly or indirectly, incurred any Indebtedness;

(xiii)                        any Contract under which the Company, Refining or Marketing has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of business);

(xiv)                       any currency future or option Contract, interest rate future or option Contract, commodity future or option Contract or similar Contract;

(xv)                          any Contract (including any so-called take-or-pay or keep-well agreements) under which (x) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company, Refining or Marketing or (y) the Company, Refining or Marketing has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person;

(xvi)                       any Contract relating to the Business pursuant to which the Seller, Energy, the Company, Refining, Marketing or any of their respective Affiliates may be required to provide Guarantees or standby letters of credit, grant security interests in the assets thereof or take similar credit enhancing measures;

(xvii)                    any Contract entered into in connection with the settlement or other resolution of any Litigation pursuant to which any of the

Company, Refining or Marketing has any material ongoing obligations;

(xviii)                 any collective bargaining agreement or other Contract with a labor union; or

(xix)                       any Contract with (x) any Affiliate of the Seller, Energy, the Company, Refining or Marketing or (y) any officer, director or employee of the Seller, Energy, the Company, Refining or Marketing.

(b)                                 Except as set forth in Section 3.8(b) of the Disclosure Letter:

(i)                                     All Contracts required to be listed in Section 3.8(a) of the Disclosure Letter (the “Material Contracts”) are in full force and effect, constitute legal, valid and binding obligations of the Company, Refining, Marketing and their respective Affiliates, as applicable, and to the Knowledge of the Seller, of the other parties thereto, and are enforceable against the Company, Refining and Marketing, as applicable, and to the Knowledge of the Seller, such other parties in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other legal requirements of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies, and will continue to be so immediately following the consummation of the Transactions.

(ii)                                  Each of the Company, Refining and Marketing and their respective Affiliates has in all material respects performed all of the obligations required to be performed by it to date pursuant to the Material Contracts, and neither the Company, Refining, Marketing, their respective Affiliates nor (to the Knowledge of the Seller) any other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder.  Neither the Seller, any member of the Company Group nor any of their respective Affiliates has received any written notice of the intention of any party to terminate any Material Contract.

(iii)                               No member of the Company Group is providing any additional products or services, without charge, to any customer covered by any of the Material Contracts.

(iv)                              Complete and accurate copies of each of the Material Contracts, including any amendments or modifications thereto, have been provided, or made available to, the Investor.

Section 3.9                                    Real Property; Other Property.

(a)                                 Section 3.9(a)(i) of the Disclosure Letter sets forth the address and approximate size and use of each parcel of Land owned or ground leased by either the Company, Refining or Marketing and Section 3.9(a)(ii) of the Disclosure Letter sets forth the address of each other leasehold interest in real property as to which the Company, Refining or Marketing is the landlord, tenant, sublandlord or subtenant (at any level) in excess of 1,000 square feet and the approximate size and use of each such leasehold.  The Seller has provided the Investor with true and complete copies of the lease or sublease creating each such leasehold interest in real property and all amendments or modifications thereto and guaranties thereof.

(b)                                 The Company, Refining and Marketing have (i) good, insurable and indefeasible title to the Real Property, (ii) a valid and subsisting leasehold estate in and the right to quiet enjoyment of all real property leased by the Company, Refining or Marketing, as applicable, as lessee for the full term of the applicable lease, and are not in material default in relation thereto and, to the Knowledge of the Seller, no other party to any such lease is in material default in relation thereto and (iii) good and marketable title (in the case of intangible property, to the extent marketable title can legally be obtained) to all of their respective properties and assets (other than the Real Property), free and clear, in the case of each of the preceding subparagraphs (i), (ii) and (iii), of any Liens other than Permitted Liens.  None of the documents listed on Section A of the Disclosure Letter contain options, rights of first refusal or similar pre-emptive rights to purchase all or any portion of the Real Property.

(c)                                  Neither the whole nor any portion of any real property owned or leased by the Company, Refining or Marketing which is material to the conduct of the Business is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefor, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

(d)                                 To the Knowledge of the Seller, the Company, Refining and Marketing have obtained all appropriate easements, licenses and rights-of-way required to use the Real Property in the manner in which the Real Property is currently being used or which are required for the ownership, operation and maintenance of the Paulsboro Refinery or the Savannah Refinery.

(e)                                  All Inventory meet their respective specifications (if applicable) and other supplies are merchantable or, if purchased by specification, met those specifications.  Each item of Inventory (i) is free of any material defect or deficiency, (ii) is in good, usable and currently marketable condition in the ordinary course of the business of the Company, Refining and Marketing and (iii) is properly reflected in the books and records of the Company, Refining and Marketing.  The Inventory is generally of a quality and quantity usable and salable in all material respects with past practice in the ordinary course of business and is reflected on the Interim Balance Sheet and in the books and records of the Company, Refining and Marketing in accordance with GAAP as consistently applied in the Full Year Financials.

(f)                                   To the Knowledge of the Seller, the Company’s, Refining’s and Marketing’s current use and occupancy of the Real Property, and the operation of the Business as currently conducted thereon, do not violate or breach in any material respect any Easement.

(g)                                  To the Knowledge of the Seller, and except as set forth in Section 3.9(g) of the Disclosure Letter, the assets of the Company Group are (i) in serviceable and functional condition and are free from any material defects, (ii) have been maintained to normal industry standards and in compliance with Applicable Law and (iii) are suitable to conduct the Business, in all material respects as currently conducted.  The (x) assets that will be owned by the Company Group immediately following the Closing and the assets of which either the Company, Refining or Marketing will be a lessee, sublessee or licensee immediately following the Closing and (y) services to be provided by GP LLC to the Company Group under the Services Agreement will comprise in all material respects all of the assets (real or personal, tangible or intangible) and services, respectively, currently employed in the Business.  Such assets and services will be sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

Section 3.10                             Environmental Compliance.  Except for matters that are described in Section 3.10 of the Disclosure Letter:

(a)                                 The Company, Refining, Marketing and the Business are, and for the preceding three years have been, in material compliance with all applicable Environmental Laws.

(b)                                 All Environmental Permits required to be obtained or filed by or complied with by the Company, Refining or Marketing under any applicable Environmental Law in connection with the Business as currently conducted, including those relating to Hazardous Materials, have been duly obtained or filed for, and the Company, Refining and Marketing are, and for the preceding three years have been, in material compliance with the terms and conditions of all such Environmental Permits.

(c)                                  None of the Real Property is the subject of (i) any outstanding Order, consent decree, judgment or arbitration from any Governmental Authority under any applicable Environmental Laws requiring investigation, response, remediation or similar actions, the payment of a fine or penalty, the making of any investments requiring capital expenditures, or the performance of any Corrective Action or environmental project, or (ii) any investigation or other Litigation that might result in any of the foregoing.

(d)                                 For the preceding three years, there has been no reportable Release of Hazardous Materials at, on, under, from or underlying (i) any of the Real Property or (ii) to the Knowledge of the Seller any other location for which the Company, Refining or

Marketing could be held responsible for any costs or obligations under any applicable Environmental Laws.

(e)                                  There is no pending or, to the Knowledge of the Seller, threatened Claim or Litigation against the Company, Refining or Marketing under any applicable Environmental Law relating to the Business or any of the Real Property.

(f)                                   Each member of the Company Group has provided the Investor access to or copies of all material soil and groundwater investigation reports that are in such member’s custody or control and were prepared during the three years prior to the date hereof.

Section 3.11                             Labor Matters.

(a)                                 Except as set forth in Section 3.11(a) of the Disclosure Letter, there are no strikes, labor disputes, requests for representation, union organization attempts, walk outs, slowdowns or work stoppages or similar material labor difficulties pending or, to the Knowledge of the Seller, threatened against any of the NuStar Affiliates involving the Covered Employees, and there have been no such strikes, labor disputes, requests for representation, union organization attempts, walk outs, slowdowns or work stoppages or similar material labor difficulties since January 1, 2009 involving the Covered Employees.  There is no material unfair labor practice charge or complaint against any NuStar Affiliate pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board or any comparable Governmental Authority involving the Covered Employees.  There is not presently pending or existing, and to the Knowledge of the Seller there is not threatened, any application for certification of a collective bargaining agent with respect to the Covered Employees that are not Union Employees.  Each NuStar Affiliate is in compliance in all material respects with all Applicable Law with respect to the Covered Employees, including labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practices.

(b)                                 Except for the Savannah CBA and the Paulsboro CBA, no NuStar Affiliate is a party to a collective bargaining agreement with respect to the Covered Employees.  There is currently no lockout of any of the Union Employees by any NuStar Affiliate, and to the Knowledge of the Seller, no such action is contemplated by any NuStar Affiliate.  No NuStar Affiliate has materially breached or otherwise failed to comply in any material respect with any provision of the Savannah CBA or the Paulsboro CBA and will not because of the transactions contemplated by this Agreement.  No NuStar Affiliate has received written notice of any pending representation petition with the National Labor Relations Board regarding the Covered Employees.

(c)                                  No individuals have ever been or currently are employed by, and no more than five individual independent contractors, consultants or advisors are currently providing services in respect of, any member of the Company Group or any of their current or former Subsidiaries.

(d)                                 No member of the Company Group maintains, administers, sponsors or contributes to (and is not required to contribute to) any Plan, and each member of the Company Group has no liability and will have no liability (joint or several, contingent or otherwise (except as required by law)) with respect to any NuStar Plan from and after the Closing.

(e)                                  No material liability under Title IV or Section 302 of ERISA has been incurred by any member of the Company Group, any NuStar Affiliate or any of their ERISA Affiliates that has not been satisfied in full, and no condition exists, to the Knowledge of the Seller, that presents a risk to any member of the Company Group, any NuStar Affiliate or any of their ERISA Affiliates of incurring any such liability.

(f)                                   No Covered Employee will receive any “excess parachute payment” (within the meaning of Section 280G of the Code).

(g)                                  Section 3.11(g) of the Disclosure Letter sets forth a complete and correct list of all Covered Employees, including their respective titles, current base salary or wage rate, current target bonus, start date, service reference date (if different from the start date), date of birth, work location, amount of accrued but unused vacation, whether or not any such employee is on leave of absence, whether or not such employee is a Union Employee and, if so, the applicable collective bargaining agreement.

Section 3.12                             Intellectual Property.

(a)                                 Section 3.12(a) of the Disclosure Letter sets forth a list of all registered and unregistered patents, patent rights, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, service marks, trademark and service mark registrations, logos, copyrights (whether or not registered), copyright registrations and applications and software and computer programs (other than “shrink-wrap” licensed software) presently owned, possessed, licensed, sublicensed or used by the Company, Refining or Marketing in the conduct of the Business (“Intellectual Property”).  Set forth in Section 3.12(a) of the Disclosure Letter opposite each item of Intellectual Property listed thereon are, to the Knowledge of the Seller, the names and addresses of the true and correct owners thereof.  The Company, Refining and Marketing have valid and enforceable rights to utilize in the Business the Intellectual Property respectively owned by or licensed by them from any other Person, free and clear of any Liens or right of termination, and without payment to any Person other than payments required pursuant to the terms of those licenses listed in Section 3.12(a) of the Disclosure Letter.  All of the Intellectual Property has been registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the operation of the Business.

(b)                                 The Company, Refining and Marketing have taken reasonable precautions to protect their respective rights in and to the Intellectual Property owned by them,

including maintaining the confidentiality of trade secrets, pending patent applications, know-how and other confidential Intellectual Property.

(c)                                  (i) To the Knowledge of the Seller, no Person has infringed on the Intellectual Property owned by the Company, Refining or Marketing and there has been no unlawful use by any Person of any of the respective Intellectual Property owned by them, (ii) the Company, Refining and Marketing have not, in the ownership or use of the Intellectual Property, infringed or unlawfully used the Intellectual Property, (iii) the Intellectual Property owned by the Company, Refining and Marketing does not infringe the patents, trade names, trademarks, logos, copyrights or other proprietary rights of any Person and (iv) no Claims are pending or, to the Knowledge of the Seller, threatened against the Company, Refining or Marketing by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property.

Section 3.13                             Tax Matters.  Except as set forth in Section 3.13 of the Disclosure Letter:

(a)                                 Each member of the Company Group has timely filed, or there have been timely filed on such member’s behalf, all Tax Returns required to be filed on or before the Closing Date.  Each such Tax Return is true, complete and correct in all material respects.

(b)                                 All material Taxes due and payable by each member of the Company Group have been paid, accrued or adequate provision has been made for the payment thereof in the Financial Statements.

(c)                                  No member of the Company Group will be required (i) to include in a taxable period ending after the Closing Date any item of taxable income attributable to income that accrued prior to the Closing Date but was not recognized or (ii) to exclude in a taxable period ending after the Closing Date any item of deduction attributable to expenses that will be paid after the Closing Date but was recognized prior to the Closing Date, in each case as a result of a change in accounting method or for any other reason.

(d)                                 There are no Liens on any of the assets of any member of the Company Group, which Liens arose in connection with any Taxes, other than Permitted Liens.

(e)                                  There is no Tax Action now pending or, to the Knowledge of the Seller, threatened against any member of the Company Group, and each material deficiency resulting from any past Tax Action has been paid.

(f)                                   There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Return required to be filed by any member of the Company Group.

(g)                                  Each member of the Company Group has complied in all material respects with all Applicable Laws concerning the collection, withholding and payment of Taxes.

(h)                                 No written claims have ever been made by a Taxing Authority or Governmental Authority in a jurisdiction in which any member of the Company Group does not currently file Tax Returns asserting that any such member of the Company Group is or may be subject to taxation by that jurisdiction.

(i)                                     At all times since its formation, each member of the Company Group has been disregarded as an entity separate from the Seller for U.S. Federal income tax purposes, and no election has ever been made under Section 301.7701-3 of the Treasury Regulations (or any similar provision of Applicable Law) to treat any member of the Company Group as an association or corporation for U.S. Federal income tax purposes (or for purposes of the Tax laws of any jurisdiction).

(j)                                    No member of the Company Group is party to a Tax allocation, sharing or similar agreement.

(k)                                 All of the assets of Refining immediately after the Restructuring are subject to depreciation under the “modified accelerated cost recovery system” described in Section 1.168(a)-1(a) of the Treasury Regulations, and none of such assets are subject to the “alternative depreciation system” within the meaning of Section 168(g) of the Code.

(l)                                     No member of the Company Group is a party to any “reportable transaction” or “listed transaction,” as defined in Section 6707A(c) of the Code, and no investment in any member of the Company Group is a “tax shelter,” as defined in Section 6662(d)(2)(C)(ii) of the Code.

Section 3.14                             Customer and Supplier Relations.  Since June 30, 2011, there has not been any adverse change material to Refining and Marketing, taken as a whole, in the relations between any member of the Company Group and any of its suppliers or customers.  Since June 30, 2011, (i) no material customer or supplier of any member of the Company Group has terminated or materially reduced its business with such member and no written notice of termination or cancellation or indication of an intention to terminate or cancel any such relationship has been given or received and (ii) there has been no change in any material terms of the agreements with any such supplier or customer.  Section 3.14 of the Disclosure Letter sets forth a list, together with a brief description, of all material complaints and disputes with any of the customers or suppliers of the Company Group since June 30, 2011 or that were made prior to such date and remain unresolved to the satisfaction of such customer or supplier.  Each Contract entered into by the Company, Refining or Marketing with any of its customers or suppliers has been entered into in the ordinary course of business consistent with past practice.

Section 3.15                             Insurance.  The Company Group has maintained, and as of the date hereof has in effect, such policies of property, casualty, general liability and other insurance as are required by Applicable Law or any Contract to which it is a party and are adequate and appropriate with respect to the Business.  Set forth in Section 3.15 of the Disclosure Letter is a complete list, with a summary thereof, of all insurance policies that any member of the Company Group maintains with respect to the Business or its properties, which insurance policies are in full force and effect.  During the last three years, there has not been any material adverse change in the relationship of any member of the Company Group with its insurers or in the premiums payable pursuant to its insurance policies.

Section 3.16                             Investment Company.  Neither the Company, Refining nor Marketing is, or will become as a result of the Transactions, an Investment Company.

Section 3.17                             Brokers.  The Company Group does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.18                             Transactions with Affiliates.  Other than those Contracts set forth in Section 3.18 of the Disclosure Letter, none of the Material Contracts between either the Seller, Energy, the Company, Refining or Marketing, on the one hand, and any of their respective Affiliates, on the other hand, will continue in effect subsequent to the Closing.  Except as set forth in Section 3.18 of the Disclosure Letter, after the Closing no Affiliate of the Seller, Energy, the Company, Refining or Marketing will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company, Refining, Marketing or the Business.

Section 3.19                             Financial Statements.  (a)  Section 3.19(a) of the Disclosure Letter sets forth (i) the unaudited income statements of the Business for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 and the unaudited balance sheets of the Business as of December 31, 2010 and December 31, 2011 (collectively, the “Full Year Financials”) and (ii) the unaudited balance sheet (the “Interim Balance Sheet”) and related statements of operations of the Business as of and for the fiscal quarter ended March 31, 2012 (together with the Interim Balance Sheet, the “Interim Financials”, and, together with the Interim Balance Sheet and the Full Year Financials, the “Financial Statements”).  The Financial Statements (A) are true and complete, (B) were derived from and have been prepared in accordance with the financial books and records of Energy, (C) have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, subject to normal year-end adjustments, the lack of other financial statements (such as cash flows and member’s equity) required by GAAP to be prepared and the absence of notes, (D) are consistent with the segment reporting for the Asphalt and Fuels Marketing segment (1) in the case of the Full Year Financials, in Energy’s audited consolidated financial statements for the periods presented in the Full Year Financials and (2) in the case of the Interim Financials, in Energy’s unaudited consolidated financial statements as of the dates and for the periods presented in the Interim Financials, and (E) fairly and accurately present, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods indicated.

(b)                                 Except as set forth in Section 3.19(b) of the Disclosure Letter, the Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that are material to the Company, Refining and Marketing, other than liabilities or obligations (i) expressly set forth in the Interim

Balance Sheet and (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice and similar in character and amount to the liabilities and obligations set forth on the Interim Balance Sheet.

(c)                                  The system of internal controls over financial reporting of the Business is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Business.

(d)                                 The financial books and records of the Company, Refining and Marketing accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company, Refining and Marketing, as applicable.

Section 3.20                             Absence of Changes.  From December 31, 2011 to the date of this Agreement, there has not been a Material Adverse Effect.  Except for the transactions contemplated by this Agreement, since March 31, 2012, the Business has been conducted in the ordinary course and in the manner previously conducted (including with respect to capital expenditures and inventory levels).  Except as set forth in Section 3.20 of the Disclosure Letter, since March 31, 2012, neither the Company, Refining nor Marketing has (a) taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 8.1, other than Section 8.1(b)(iv) (solely with respect to Contracts for spot purchases that have been completed prior to the date hereof or Contracts under which the Company Group does not have any continuing obligations), Section 8.1(b)(vi), Section 8.1(b)(ix), Section 8.1(b)(xi)(2) (solely with respect to immaterial increases), Section 8.1(b)(xi)(5), and Section 8.1(b)(xiii) (solely as it relates to the foregoing exceptions) or (b) entered into any commitment for expenditure that individually is in excess of $1,000,000 or that, in the aggregate, are in excess of $5,000,000.

Section 3.21                             Indebtedness.  Neither the Company, Refining nor Marketing has any Indebtedness outstanding, other than intercompany Indebtedness to NuStar Affiliates that will be terminated prior to the Closing.

Section 3.22                             Interim Operations of the Company.  The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no activities other than such formation and the performance of its obligations under this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
ABOUT THE SELLER, ENERGY AND GP LLC

Except as set forth in the Disclosure Letter (where disclosure in any Section of the Disclosure Letter shall be deemed to be disclosure of such facts and circumstances with respect to the corresponding section of this Agreement; provided, however, that disclosure in any Section of the Disclosure Letter shall be deemed to be disclosure with respect to any other section of this Agreement to the extent it is reasonably apparent from the Section of the Disclosure Letter that such disclosure is applicable), the Seller, Energy and GP LLC hereby jointly and severally represent and warrant to the Investor that all of the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date (or with respect to each representation and warranty by its terms made as of another date, as of such other date):

Section 4.1                                    Organization; Powers.  Each of the Seller and Energy is a limited partnership, and GP LLC is a limited liability company, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

Section 4.2                                    Authority; Enforceability.  The Seller owns beneficially and of record, good and marketable title to the membership interests of the Company free and clear of any Liens except for Permitted Liens and any restrictions on sales or transfers of securities under applicable securities laws.  Each of the Seller, Energy and GP LLC has all requisite power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery and performance by each of the Seller, Energy and GP LLC of the Transaction Documents to which it is a party and the consummation of the Transactions have been (or with respect to those Transaction Documents to be executed as of the Closing Date, will be on or before the Closing Date) duly and validly authorized by all action required on the part thereof and no other proceedings on the part thereof are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions.  Each of the Seller, Energy and GP LLC has duly executed and delivered each of the Transaction Documents to which it is a party (or with respect to those Transaction Documents to be executed as of the Closing Date, will have executed and delivered on or before the Closing Date).  Assuming the Investor’s due authorization, execution and delivery of the Transaction Documents, the Transaction Documents to which the Seller, Energy or GP LLC is a party constitute (or with respect to those Transaction Documents to be executed as of the Closing Date, will constitute on or before the Closing Date) the valid and legally binding obligation of the Seller, Energy or GP LLC, respectively, enforceable against the Seller, Energy or GP LLC, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 4.3                                    Non-Contravention; Consents.  The consummation of the Transactions by the Seller, Energy and GP LLC will not:

(a)                                 violate, conflict with, or result in a breach of any provisions of, the Organizational Documents of the Seller, Energy or GP LLC;

(b)                                 violate in any material respect, result in a breach of or constitute a default under (with or without notice or lapse of time as a result of any cure period, or both), conflict in any material respect with any of the terms, conditions or provisions of, give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or require the posting of any additional or different collateral or credit support under (including a Guarantee, letter of credit or cash collateral), any of the Material Contracts, the Logistics Facility, the Holdings Facility, the Logistics Indenture, the UK Term Loan or any other Contract under which the Seller or any Affiliate thereof has incurred Indebtedness or Guarantees;

(c)                                  materially violate, contravene or conflict with, or result in a material breach of, any law, rule, regulation, Order, writ, injunction, license, Permit or decree applicable to the Seller, Energy or GP LLC;

(d)                                 require a material consent or approval of, filing with, or notice to any Governmental Authority or other Person with respect to the Seller, Energy or GP LLC; or

(e)                                  require any NuStar Third-Party Consents on the part of the Seller, Energy or GP LLC, other than NuStar Third-Party Consents that (i) are set forth in Section 4.3(e) of the Disclosure Letter or (ii) are required to assign any Contract that will be transferred or assigned from the Company Group pursuant to the Restructuring, and in each case that have, or as of the Closing will have, been obtained.

Section 4.4                                    Tax Matters.  The Seller is classified as a partnership for U.S. Federal income tax purposes and is a “United States person” (as defined in Section 7701(a)(30) of the Code).

Section 4.5                                    Litigation.  There are no Claims, actions, suits, investigations or proceedings (including any arbitration proceeding) of any nature, at law or in equity, pending or, to the Knowledge of the Seller, threatened in writing by or against it, Energy or GP LLC or their respective directors, officers, employees, agents, or any of their respective Affiliates which would materially adversely affect the Seller’s, Energy’s or GP LLC’s ability to execute, deliver and perform each Transaction Document to which it is a party or to consummate the Transactions.

Section 4.6                                    No Other Representations and Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THE TRANSACTION DOCUMENTS AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THE TRANSACTION DOCUMENTS, EACH OF THE SELLER, ENERGY AND GP LLC UNDERSTANDS AND AGREES THAT THE INVESTOR IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Seller, Energy, the Company, Refining, Marketing and GP LLC as of the date of this Agreement that all of the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1                                    Organization; Powers.  The Investor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

Section 5.2                                    Authority; Enforceability.  The Investor has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party and the consummation of the Transactions have been (or with respect to those Transaction Documents to be executed as of the Closing Date, will be on or before the Closing Date) duly and validly authorized by all limited liability company or other action required on the part of the Investor and no other limited liability company or other proceedings on the part of the Investor are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions.  The Investor has duly executed and delivered each of the Transaction Documents to which it is a party (or with respect to those Transaction Documents to be executed as of the Closing Date, will have executed and delivered on or before the Closing Date).  Assuming the Seller’s, Energy’s, the Company’s, Refining’s, Marketing’s or GP LLC’s due authorization, execution and delivery of the Transaction Documents (as applicable), the Transaction Documents to which it is a party constitute (or with respect to those Transaction Documents to be executed as of the Closing Date, will constitute on or before the Closing Date) the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 5.3                                    Non-Contravention.  The consummation of the Transactions by the Investor will not:

(a)                                 violate, conflict with, or result in a breach of any provisions of, the Organizational Documents of the Investor;

(b)                                 violate in any material respect, result in a breach of or constitute a default under (with or without notice or lapse of time as a result of any cure period, or both), conflict in any material respect with any of the terms, conditions or provisions of, give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or require the posting of any additional or different collateral or credit support under (including a Guarantee, letter of credit or cash collateral), any of the material Contracts of the Investor;

(c)                                  materially violate, contravene or conflict with, or result in a material breach of, any law, rule, regulation, order, writ, injunction, license, Permit or decree applicable to the Investor;

(d)                                 require a material consent or approval of, filing with, or notice to any Governmental Authority or other Person with respect to the Investor; or

(e)                                  require any LG Third-Party Consents on the part of the Investor, other than LG Third-Party Consents that have, or as of the Closing will have, been obtained.

Section 5.4                                    No Consents or Approvals.  There is no requirement applicable to the Investor to make any filing with, or to obtain the consent or approval of, any Person as a condition to the execution, delivery and performance of the Agreement and each other Transaction Document to which it is a party or the consummation of the Transactions by it that has not yet been obtained.

Section 5.5                                    Investment Intent; Restricted Securities.

(a)                                 The Investor is acquiring the Class A Interests for investment for its own account and not as a nominee or agent.  The Investor understands that the Class A Interests have not been, and will not be, registered under the Securities Act and are being acquired in a transaction not involving a public offering by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Investor’s investment intent and the accuracy of the Investor’s representations as expressed herein.

(b)                                 The Investor is not, and will not become as a result of the consummation of the Transactions, an Investment Company.

(c)                                  The Investor understands that no public market now exists for the Class A Interests or any securities of the Company and that neither the Company nor the Seller has made any assurances that a public market will ever exist for the Class A Interests or any securities of the Company.

Section 5.6                                    Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Company.

Section 5.7                                    Tax Matters.  The Person treated as acquiring the Class A Interests at the Closing for U.S. Federal income tax purposes shall be a “United States person” (as defined in Section 7701(a)(30) of the Code) and classified as a partnership for U.S. Federal income tax purposes.

Section 5.8                                    Litigation.  There are no Claims, actions, suits, investigations or proceedings (including any arbitration proceeding) of any nature, at law or in equity, pending or, to the Knowledge of the Investor, threatened in writing by or against the Investor, the directors, officers, employees or agents of the Investor, or any of its Affiliates which would materially adversely affect the Investor’s ability to execute, deliver and perform each Transaction Document to which it is a party and to consummate the Transactions.

Section 5.9                                    Financing.  The Investor has delivered to the Seller a complete and accurate copy, as of the Closing Date, of an executed commitment letter (the “Equity Commitment Letter”) from Lindsay Goldberg III L.P. and its affiliated investment partnerships to provide equity financing (the “Equity Financing”) to the Investor in an aggregate amount sufficient to pay the Purchase Price.  Subject to the conditions set forth in the Equity Commitment Letter, the aggregate proceeds of the Equity Financing contemplated by the Equity Commitment Letter will be sufficient to enable the Investor to pay the Purchase Price.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

Section 5.10                             No Other Representations and Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THE TRANSACTION DOCUMENTS AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THE TRANSACTION DOCUMENTS, THE INVESTOR UNDERSTANDS AND AGREES THAT THE SELLER IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE.

ARTICLE VI.
CONDITIONS PRECEDENT

Section 6.1                                    Investor’s Conditions to Closing.  The obligations of the Investor to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which the Investor waives in writing:

(a)                                 The Seller, Energy, the Company, Refining, Marketing and GP LLC shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents on its part required to be performed or complied with at or prior to the Closing.

(b)                                 The representations and warranties of the Seller, Energy, the Company, Refining, Marketing and GP LLC set forth in the Transaction Documents that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of the Seller, Energy, the Company, Refining, Marketing and GP LLC set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date (or with respect to each representation and warranty by its terms made as of another date, on such other date).

(c)                                  The Investor shall have received certificates from a responsible officer of each of the Seller, Energy, the Company, Refining, Marketing and GP LLC certifying as to the matters set forth in Section 6.1(a) and Section 6.1(b).

(d)                                 The Investor shall have received from the secretary or an assistant secretary of each of the Seller, Energy, the Company, Refining, Marketing and GP LLC a certificate having attached thereto (i) the Seller’s, Energy’s, the Company’s, Refining’s, Marketing’s and GP LLC’s, as applicable, Organizational Documents in effect at the time of Closing, (ii) resolutions approved by the Persons or entities required to approve the entering into of the Transactions by such Person, (iii) a certificate of good standing for such Person, and (iv) specimen signatures of the Persons authorized to enter into the Transaction Documents to which such Person is a party and the Transactions on behalf of such Person.

(e)                                  The Investor shall have received from the Seller, Energy, the Company, Refining, Marketing and GP LLC an executed copy of each Transaction Document to which such Person is a party, including the Operating Agreement substantially in the form of Exhibit A.

(f)                                   The Restructuring shall have been consummated.

(g)                                  The applicable waiting period under the HSR Act in connection with the Transactions and any extension thereof shall have terminated or expired, and neither the FTC nor the DOJ shall have imposed any material conditions upon the consummation of the Transactions.  All other authorizations, consents, Orders or approvals of, or declarations or filing with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred.

(h)                                 No Applicable Law, temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Transactions shall be in effect.

(i)                                     The Seller, Energy, the Company, Refining, Marketing and GP LLC shall have received and made available to the Investor all NuStar Third-Party Consents set forth in Section 6.1 of the Disclosure Letter.

(j)                                    (i) A member of the Company Group shall have entered into definitive documentation in respect of the ABL Facility with an aggregate amount of commitments no less than $400 million, with a minimum advance rate of (x) at least 80% of eligible accounts receivable, (y) at least the lesser of 75% of the cost of, and 80% of the appraised net orderly liquidation value of, eligible inventory (other than in the case of eligible in-transit inventory) and (z) the lesser of (I) at least $50,000,000 and (II) at least the lesser of 70% of the cost of, and 75% of the appraised net orderly liquidation value of, eligible in-transit inventory and otherwise on terms reasonably satisfactory to the Investor and consistent with the terms to be set forth in the ABL Commitment Letter and (ii) the ABL Financing Sources shall have funded an aggregate principal amount under the ABL Facility that, when taken together with the amount funded under the NuStar Facility, will be sufficient to pay the Inventory Purchase Price and the Specified Expenses.

(k)                                 The member of the Company Group that is the borrower under the ABL Facility shall have entered into definitive documentation in respect of, and the Seller shall have funded the aggregate principal amount contemplated by Section 2.4(d)(iii) under, the NuStar Facility, on terms reasonably satisfactory to the Investor and consistent with those set forth in Exhibit C (the “NuStar Term Sheet”).

(l)                                     From the date of this Agreement to the Closing Date, there shall not have occurred a Material Adverse Effect.

(m)                             The Seller, the Company, Marketing and Refining shall have either obtained from or filed with (as required) NJDEP or an NJDEP-approved LSRP authorization pursuant to ISRA to consummate or close any of the Transactions for which such authorization is required by ISRA.

Section 6.2                                    NuStar’s Conditions to Closing.  The obligations of the Seller, Energy, the Company, Refining, Marketing and GP LLC to consummate the Transactions shall be subject to the satisfaction at or prior to Closing of the following conditions, except for any such condition the satisfaction of which the Seller waives in writing:

(a)                                 The Investor shall have performed or complied in all material respects with all covenants and agreements contained in the Transaction Documents on its part required to be performed or complied with at or prior to the Closing.

(b)                                 The representations and warranties of the Investor in the Transaction Documents that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of the Investor set forth in the Transaction Documents that are not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date (or with respect to each representation and warranty by its terms made as of another date, on such other date).

(c)                                  The Seller shall have received from the Investor an executed copy of each Transaction Document to which the Investor is a party, including this Agreement and the Operating Agreement.

(d)                                 The applicable waiting period under the HSR Act in connection with the Transactions and any extension thereof shall have terminated or expired, and neither the FTC nor the DOJ shall have imposed any material conditions upon the consummation of the Transactions.  All other authorizations, consents, Orders or approvals of, or declarations or filing with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred.

(e)                                  No Applicable Law, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of any of the Transactions shall be in effect.

(f)                                   The Investor shall have received and made available to the Seller any LG Third-Party Consent.

(g)                                  (i) A member of the Company Group shall have entered into definitive documentation in respect of the ABL Facility with an aggregate amount of commitments no less than $400 million, with a minimum advance rate of (x) at least 80% of eligible accounts receivable, (y) at least the lesser of 75% of the cost of, and 80% of the appraised net orderly liquidation value of, eligible inventory (other than in the case of eligible in-transit inventory) and (z) the lesser of (I) at least $50,000,000 and (II) at least the lesser of 70% of the cost of, and 75% of the appraised net orderly liquidation value of, eligible in-transit inventory and otherwise on terms reasonably satisfactory to the Seller and consistent with the terms to be set forth in the ABL Commitment Letter and (ii) the ABL Financing Sources shall have funded an aggregate principal amount under the ABL Facility that, when taken together with the amount funded under the NuStar Facility, will be sufficient to pay the Inventory Purchase Price and the Specified Expenses.

(h)                                 The Seller, the Company, Marketing and Refining shall have either obtained from or filed with (as required) NJDEP or an NJDEP-approved LSRP authorization pursuant to ISRA to consummate or close any of the Transactions for which such authorization is required by ISRA.

ARTICLE VII.
TERMINATION

Section 7.1                                    Termination.  (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of the Parties;

(ii)           by the Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment and shall not have been waived by the Investor;

(iii)          by the Seller, Energy, the Company, Refining, Marketing and GP LLC if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by the Seller; or

(iv)          by the Seller, Energy, the Company, Refining Marketing and GP LLC, on the one hand, or the Investor, on the other hand, if the Closing has not occurred on or prior to December 31, 2012;

provided, however, that the Party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)                                 In the event of termination by the Seller or the Investor pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            the Investor shall return all documents and other material received from the Seller relating to the Transactions, whether so obtained before or after the execution hereof, to the Seller; and

(ii)           all confidential information received by the Investor with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 7.2                                    Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 8.6 relating to the obligation of the Investor to keep confidential certain information and data obtained by it from the Seller, (ii) Section 10.1 relating to certain expenses, (iii) Section 3.17 relating to finder’s fees and broker’s fees, (iv) Section 10.15 relating to publicity and (v) Section 7.1 and this Section 7.2.  Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VIII.
PRE- AND POST-CLOSING COVENANTS

Section 8.1                                    Operation of the Business.  (a) Except (x) as set forth in Section 8.1 of the Disclosure Letter, (y) with respect to Contracts or assets that will be transferred out of the Company Group pursuant to the Restructuring or (z) as otherwise expressly permitted by the terms of this Agreement, the Seller shall, or shall cause the Company, Refining and Marketing to:

(i)            afford the Investor and its agents, advisors and representatives reasonable access, upon reasonable notice during the period prior to the Closing and in a manner that does not interfere in any material respect with the normal operations of the Business or any other material business of Energy or any of its Affiliates, to all the personnel, properties, books, Contracts, commitments, Tax Returns, documents and records of the Company, Refining and Marketing or otherwise relating to the Business, and during such period shall furnish promptly to the Investor any information concerning the Company, Refining or Marketing or the Business as the Investor may reasonably request;

(ii)           operate the Business in the ordinary course consistent with past practice and make capital expenditures on a basis consistent with the schedule of capital expenditures relating to the Business provided to the Investor prior to the date hereof;

(iii)          keep and preserve the assets of the Business in good condition and repair;

(iv)          operate the Business in all material respects in accordance with all Applicable Laws currently in effect; and

(v)           use commercially reasonable efforts to keep intact the Business and preserve beneficial relationships with customers, suppliers, licensors, licensees, distributors, agents, lessors, employees and others with whom the Business deals to the end that the Business shall be unimpaired at the Closing.

(b)           Seller shall not, and shall not permit the Company, Refining or Marketing to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the consummation of the Transactions set forth in Article VI not being satisfied.  In addition (and without limiting the generality of the foregoing), except (x) as set forth in Section 8.1 of the Disclosure Letter, (y) with respect to Contracts or assets that will be transferred out of the Company Group pursuant to the Restructuring or (z) as otherwise expressly permitted or required by the terms of this Agreement, the Seller (and, in the case of Section 8.1(b)(xi), each NuStar Affiliate) shall not, and shall not permit the Company, Refining or Marketing to, do any of the following without the prior written consent of the Investor:

(i)            sell, assign, lease, mortgage, pledge, create or assume or permit to exist any Lien upon any of the Company’s, Refining’s or Marketing’s assets, except for Permitted Liens and sales of Inventory in the ordinary course of business and consistent with past practice;

(ii)           except in the ordinary course consistent with past practice, destroy or remove any Books or Records;

(iii)          make any change in any method of financial accounting or financial accounting practice or policy other than those required by GAAP;

(iv)          enter into any Contract other than in the ordinary course of business consistent with past practice or any Contract (other than Contracts for spot purchases of petroleum products in the ordinary course of business consistent with past practice, but including any Contract relating to the acquisition, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof) having a commitment for expenditure over $1,000,000;

(v)           amend, modify or terminate any Material Contract or Authorization, or otherwise waive, release or assign any material rights, Claims or benefits of the Company under any Material Contract or Authorization or enter into any derivative, option, hedge or futures contract;

(vi)          enter into any commitments to make capital expenditures in any fiscal quarter in excess of $1,000,000 more than the amount of capital expenditures relating to the Business included in the schedule of capital expenditures provided to the Investor prior to the date of this Agreement for such fiscal quarter;

(vii)         maintain the Company’s, Refining’s and Marketing’s Organizational Documents in their form on the date of this Agreement other than as contemplated by the Transaction Documents;

(viii)        incur or assume any liabilities, Obligations or Indebtedness or guarantee any such liabilities, Obligations or Indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Seller cause the Company, Refining or Marketing to incur or assume, any long-term Indebtedness for borrowed money;

(ix)          waive any Claims or rights reasonably expected to have a value in excess of $250,000;

(x)           pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Affiliate thereof (in each case, other than the Restructuring and any Material Contract in effect on the date hereof);

(xi)          except (A) in order to comply with Applicable Law or (B) as required pursuant to the terms of any NuStar Plan, (1) establish, adopt, enter into, terminate or amend, any collective bargaining agreement or Plan, (2) grant to any Covered Employee any increase in compensation, bonus or fringe or other benefits, other than merit-based compensation increases in the ordinary course of business and consistent with past practice, (3) enter into any employment, consulting, change in control, retention, severance or termination agreement with any Covered Employee, (4) grant to any Covered Employee any increase in change in control, retention, severance or termination pay, or (5) hire any new employee (who would have been considered a Group B Employee if employed as of the date of this Agreement) to work in connection with the Business;

(xii)         permit the Company to engage in any activities other than performance of its obligations under this Agreement; or

(xiii)        agree, resolve or commit to do any of the actions prohibited in this Section 8.1.

Section 8.2                                    Insurance.

(a)                                 The Seller shall keep, or cause to be kept, all insurance policies set forth in Section 8.2 of the Disclosure Letter or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and the Seller shall not, and shall cause the Company, Refining or Marketing not to, take or fail to take any action that would affect adversely in any material respect the applicability of any insurance policy set forth in Section 8.2 to the Disclosure Schedules to the Company, Refining or Marketing.  Upon any change, destruction or loss to any asset, the Seller shall apply, or shall cause to be applied, any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such other (better) condition as may be required by Applicable Law.  Except as set forth in Section 8.2(b), the Seller shall not have any obligation to maintain the effectiveness of any such insurance policy after the Closing Date, and the Investor acknowledges that the Company Group shall not be entitled to coverage under any insurance policies maintained by the Seller or its Affiliates (other than directly by the Company Group), in each case other than with respect to (i) claims made prior to the Closing relating to the Business under claims-made policies, (ii) claims relating to occurrences prior to the Closing relating to the Business under occurrence-based policies and (iii) worker’s compensation claims relating to the period prior to the Closing, in each case, other than claims relating to liabilities assumed by the Seller under Section 2.3.  The Company shall have the right to all insurance proceeds received with respect to claims referred to in clauses (i) – (iii) of the immediately preceding sentence and shall be responsible for any deductibles associated with such claims.  The Company shall have the right to direct pursuit of such claims and shall reimburse the Seller for any costs incurred in pursuing such claims.

(b)                                 To the extent that at any time within 30 days following the execution of this Agreement, the Investor irrevocably notifies the Seller in writing of its election to have this provision apply, for a period of 90 days after the Closing, with respect to any insurance policy set forth in Section 8.2 of the Disclosure Letter, the Seller shall keep, and shall cause its Affiliates to keep, such insurance policy in full force and effect and shall not take or fail to take any action that would affect adversely in any material respect the applicability of such insurance policy to the Company, Refining or Marketing. The Company, Refining or Marketing, as applicable, shall, for so long as it is so entitled to coverage under an insurance policy set forth in Section 8.2 of the Disclosure Letter in accordance with this Section 8.2(b), be allocated an equivalent portion of the costs and expenses associated with maintaining such policy as it does on the date hereof, except Seller shall not procure D&O liability coverage for members of the Board of Managers (as defined in the Operating Agreement) not appointed by Seller.

Section 8.3                                    Appropriate Action; Consents; Filings; Other Matters.  From the date hereof until the Closing:

(a)                                 each of the Seller, the Company, Refining, Marketing and the Investor shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with other parties in doing, all things that, in either case, are necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions (including the negotiation and entering into of the Terminal Leases on the terms set forth in Exhibit D and the entering into of the Supply Agreement on the terms set forth in Section 8.3(a) of the Disclosure Letter), (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by the Seller, the Company, Refining, Marketing or the Investor in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, including filings under the HSR Act, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under any Applicable Law at or prior to the Closing.  The Seller and the Investor shall bear the costs and expenses of their respective filings; provided, however, that the Investor and the Seller shall bear equally the filing fee in connection with any such filings.  Notwithstanding the foregoing, each of the Seller, the Company, Marketing and Refining shall be responsible, at its sole cost and expense, in each case as applicable in connection with the Transactions, to (i) use commercially reasonable efforts to comply with all applicable requirements of ISRA and (ii) either obtain from or file with (as applicable) NJDEP or an NJDEP-approved LSRP, authorization pursuant to ISRA to consummate or close any of the Transactions for which such authorization is required by ISRA and provide copies to the Investor no less than three Business Days prior to the Closing Date of, documents evidencing such authorization or authorizations, which may include (x) a Response Action Outcome (as defined in ISRA), (y) an approved Remedial Action Workplan, Remediation Agreement or Remediation Certification (as such terms are defined in ISRA) or (z) any other written acknowledgement from NJDEP or an NJDEP-approved LSRP of an applicable waiver, exemption or authorization under ISRA.  The Seller, the Company, Refining, Marketing and the Investor shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing.  The Seller, the Company, Refining, Marketing and the Investor shall each use commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Transactions;

(b)                                 the Seller, the Company, Refining, Marketing and the Investor shall each timely give or cause to be given all notices to third Persons and use commercially reasonable efforts to obtain all Third-Party Consents and Authorizations required in connection with the Transactions; provided, however, that this Section 8.3(b) shall not obligate the Investor or any Affiliate thereof to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Third-Party Consent or Authorization may be required;

(c)                                  the Seller, the Company, Refining, Marketing and the Investor shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving the Seller, the Company, Refining, Marketing or the Investor that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the others to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement or (C) delay or impede the ability of either the Seller, the Company, Refining, Marketing or the Investor to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.  No delivery of any notice pursuant to clause (iv) of this Section 8.3(c) shall cure any breach of any representation, warranty or covenant of the Party giving such notice contained in this Agreement;

(d)                                 the Seller, the Company, Refining, Marketing and the Investor each agree to cooperate and to vigorously contest and resist any administrative or judicial action, and to seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal;

(e)                                  the Seller shall, prior to and, to the extent the Investor waives the condition set forth in Section 6.1(f), after the Closing, take all reasonable action (at its own expense) as may be required to effectuate the Restructuring; and

(f)                                   the Seller (i) shall not, and shall not permit any of its Affiliates to, take or permit any action prior to or after the Closing that would (or would be reasonably likely to) impair the ability of the Seller to fund all or any portion of the NuStar Facility in accordance with its terms (including any limitation on the Seller’s ability to fund the full amount of the NuStar Facility), including any such impairment attributable to the terms of any Contract under which the Seller or any Affiliate thereof is or hereafter becomes a party or is otherwise bound and (ii) shall provide prompt written notice to the Investor upon the taking of any action after the Closing that could result in any such impairment.

Section 8.4                                    ABL Facility.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Seller, the Company, Refining, Marketing and the Investor shall use its commercially reasonable efforts to obtain (A) one or more debt commitment letters (collectively, the “ABL Commitment Letter”) relating to the ABL Financing with an aggregate amount of commitments from the ABL Financing Sources of no less than $400 million and with a minimum advance rate of (x) at least 85% of eligible accounts receivable, (y) at least the lesser of 80% of the cost of, and 85% of the appraised net orderly liquidation value of, eligible inventory (other than in the case of eligible in-transit inventory) and (z) the lesser of (I) at least $50,000,000 and (II) at least the lesser of 75% of the cost of, and 80% of the appraised net orderly liquidation value of, eligible in-transit inventory and (B) debt financing under the ABL Facility (the “ABL Financing”) on terms and conditions consistent with those to be set forth in the ABL Commitment Letter and sufficient, together with amounts funded under the NuStar Facility, to pay the Inventory Purchase Price and the Specified Expenses, including (in each case) using commercially reasonable efforts to (i) negotiate and enter into, and thereafter maintain in effect, the ABL Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the ABL Financing on the terms and conditions (including the market flex provisions) contained in the ABL Commitment Letter (or on terms not materially less favorable to the Company Group than the terms and conditions (including market flex provisions) set forth in the ABL Commitment Letter), and otherwise reasonably satisfactory to the Seller, the Company, Refining, Marketing and the Investor, (iii) satisfy (and cause its Affiliates to satisfy) all conditions to funding applicable to the Company Group in the ABL Commitment Letter and the definitive agreements related thereto that are within its control, (iv) consummate the ABL Financing at or prior to the Closing Date, (v) enforce its rights under the ABL Commitment Letter and the definitive agreements relating to the ABL Financing; and (vi) comply with its obligations under the ABL Commitment Letter and the definitive agreements relating to the ABL Financing.  No Party shall, without the prior written consent of the others, permit any amendment or modification to be made to, or grant any waiver of any material provision under, the ABL Commitment Letter.

(b)                                 If any portion of the ABL Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the ABL Commitment Letter or any Party becomes aware of any event or circumstance that would reasonably be expected to make any portion of the ABL Financing unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the ABL Commitment Letter, each of the Seller, the Company, Refining, Marketing and the Investor shall use its commercially reasonable efforts to arrange and obtain alternative financing from alternative sources on terms and conditions no less favorable to the Company Group and in an amount sufficient (together with amounts funded under the NuStar Facility) to pay the Inventory Purchase Price, as promptly as practicable following the occurrence of such event.  For purposes of this Section 8.4, references to “ABL Financing” shall include the financing contemplated by the ABL Commitment Letter as permitted to be amended, modified or replaced by this Section 8.4 and references to “ABL Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 8.4.

(c)                                  In connection with such efforts to obtain the ABL Financing, each of the Seller, the Company, Refining, Marketing and their respective Affiliates shall use their commercially reasonable efforts to provide such reasonable cooperation as is reasonably requested by the Investor in connection with the arrangement of the ABL Financing (or any replacement, amended, modified or alternative financing), including using its commercially reasonable efforts to (i) furnish the Investor and the ABL Financing

Sources with such financial and other pertinent information as may be reasonably requested thereby to consummate the ABL Financing, (ii) participate in a reasonable number of requested meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the ABL Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the ABL Financing, (iii) assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the ABL Financing, (iv) obtain accountant’s comfort letters, legal opinions, surveys and title insurance reasonably requested in connection with the ABL Financing, (v) assist in the preparation of definitive agreements relating to the ABL Financing; provided, however, that no obligation of the Company, Refining or Marketing under any such definitive agreements shall be effective until the Closing, and the definitive agreements relating to the ABL Financing shall not include any obligations of the Investor, the Seller or any of their respective Affiliates other than each member of the Company Group, (vi) provide customary authorization letters to the ABL Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the ABL Financing Sources that the public side versions of such documents, if any, do not include material non-public information, (vii) cooperate reasonably with the ABL Financing Sources’ due diligence, to the extent customary and reasonable and (viii) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and Liens contemplated by the ABL Commitment Letter to be paid off, discharged and terminated on the Closing Date.  Each of the Seller, the Company, Refining, Marketing and their respective Affiliates hereby consent to the use of its logos in connection with the ABL Financing.

Section 8.5                                    NuStar Facility.  The Seller (a) agrees to provide the debt financing under the NuStar Facility (the “NuStar Financing”) on the terms and conditions set forth in the NuStar Term Sheet and (b) hereby covenants to (i) negotiate and enter into definitive documentation with respect to the NuStar Financing on the terms and conditions contained in the NuStar Term Sheet (or on terms not less favorable to the Company Group than the terms and conditions set forth in the NuStar Term Sheet), and otherwise reasonably satisfactory to the Investor and the ABL Financing Sources, (ii) satisfy (and cause its Affiliates to satisfy) all conditions to funding applicable to the Company Group in the NuStar Term Sheet and the definitive documentation related thereto that are within its control and (iii) consummate the NuStar Financing on or prior to the Closing Date.

Section 8.6                                    Confidentiality.

(a)                                 The Investor acknowledges that the information being provided to it in connection with the Transactions and the consummation of such Transactions are subject to the terms of a confidentiality agreement between Lindsay Goldberg LLC, a Delaware limited liability company, and Energy, dated as of October 28, 2011, and effective as of October 5, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b)                                 Each of the Seller, the Company, Refining, Marketing and the Investor shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company, Refining, Marketing and the Business, except (i) as required by Applicable Law or administrative process or by any court of competent jurisdiction, (ii) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 8.6(b), (iii) disclosure to accountants and legal counsel of the Investor or the Seller to the extent that (A) such Persons require such information in performing customary services for the Investor or the Seller and (B) such Persons agree in writing to keep confidential all such information on the same terms and as set forth or referred to in this Section 8.6(b) or (iv) disclosure in connection with the ABL Financing subject to customary confidentiality arrangements.  The covenant set forth in this Section 8.6(b) shall terminate three years after the Closing Date; provided, however, that, notwithstanding the foregoing, this Section 8.6 shall not restrict the Company, Refining or Marketing (or their respective officers, directors, employees and advisors) after Closing.

Section 8.7                                    Post-Closing Cooperation.  The Seller and the Investor shall cooperate with each other, and shall cause their respective representatives to cooperate with each other, for a period of 180 days after the Closing Date, to ensure the orderly transition of the Business from the Seller to the Company and to minimize any disruption to the Business that might result from the transactions contemplated hereby.  After the Closing, upon reasonable written notice, the Seller and the Investor shall furnish or cause to be furnished to each other and their respective representatives access, during normal business hours, to such information and assistance relating to the business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.  No party shall be required by this Section 8.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

Section 8.8                                    Tax Matters.

(a)                                 During the period from the date of this Agreement to the Closing, (i) each member of the Company Group shall timely file all Post-Signing Returns, which shall be complete and correct and shall be prepared on a basis consistent with the past practices of each such member of the Company Group, (ii) each member of the Company Group shall timely pay all Taxes due and payable in respect of all Post-Signing Returns that are so filed or otherwise owed by each such member, (iii) each member of the Company Group shall accrue a reserve in its balance sheet and statement of operations in accordance with past practice for all Taxes payable for which no Post-Signing Return is due prior to the Closing and (iv) the Company shall promptly notify the Investor of any Tax Action pending against or with respect to any member of the Company Group and will not settle or compromise any such Tax Action without the Investor’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)                                 The Investor shall at all times treat the Class A Interests as equity for U.S. Federal, state and local tax purposes unless doing so would be prohibited by a change in Applicable Law or by a final determination by a Taxing Authority which the Investor has determined not to contest.

(c)                                  All Transfer Taxes resulting from the Restructuring shall be borne by the Seller.  All Transfer Taxes resulting from the Transactions, excluding the Restructuring, shall be borne one half by the Investor and one half by the Seller.  The Party responsible under Applicable Law for filing any Tax Return with respect to any Transfer Taxes shall prepare and file all such Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by Applicable Law, the other Parties shall join in the execution of any such Tax Returns and other documentation.  The Parties shall cooperate in good faith to prepare and file such Tax Returns, to reduce (or eliminate) any Transfer Taxes to the extent allowed by Applicable Law and to implement the provisions of this Section 8.8(c).

(d)                                 Solely for income tax purposes:

(i)                                     the Transactions described in clauses (a), (b), (c)(i), (c)(ii), (c)(iii) and (c)(iv) of Section 2.4 shall be treated pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 1), as (A) a purchase by the Investor (and a sale by the Seller) of an undivided proportionate interest in each of the assets of Refining and Marketing in exchange for the Purchase Price and (B) a transfer to the Company (I) by the Investor of such undivided proportionate interests in exchange for Class A Interests and (II) by the Seller of the other undivided proportionate interest in each of the assets of Refining and Marketing in exchange for the Inventory Purchase Price and Class B Interests;

(ii)                                  the transfer to the Company by the Seller described in clause (i)(B)(II) shall be treated as (A) pursuant to Section 707 of the Code and the Treasury Regulations thereunder, a purchase by the Company (and a sale by the Seller) of an undivided proportionate interest in each of the assets of Refining and Marketing to the extent that the Inventory Purchase Price exceeds the sum of (I) the portion of the Inventory Purchase Price that qualifies as a “debt-financed transfer” within the meaning of Section 1.707-5(b) of the Treasury Regulations and (II) the portion of the Inventory Purchase Price that qualifies as “capital expenditures” of the Seller as described in Section 1.707-4(d) of the Treasury Regulations and (B) pursuant to Section 721 of the Code and the Treasury Regulations thereunder, a contribution to the Company by the Seller of the remaining portion of the assets described in clause (i)(B)(II) in exchange for Class B Interests and the items referred to in clauses (ii)(A)(I) and (II); and

(iii)                               the Parties agree to act at all times in a manner consistent with this Section 8.8(d), including for purposes of complying with the disclosure requirements of Section 1.707-3(c)(2) of the Treasury Regulations and Section 1.707-8 of the Treasury Regulations.

(e)                                  The Investor and the Seller agree that they shall:

(i)                                     negotiate in good faith to agree on the fair market values of the assets of the Company (including the Inventory) as of the Closing, including for purposes of applying Section 1060 of the Code and the Treasury Regulations thereunder to the transactions referred to in Sections 8.8(d)(i)(A) and 8.8(d)(ii)(A), in accordance with this Section 8.8(e).  On or prior to the date that is 75 days after the Closing Date, the Seller shall submit to the Investor a proposed schedule setting forth such fair market values (the “Proposed Schedule”).  If the Investor does not provide written notice to the Seller that it objects to the Proposed Schedule within 30 days of the Seller’s delivery of the Proposed Schedule, then the Proposed Schedule shall become binding on the Investor and the Seller for all tax purposes.  If the Investor shall provide such notice in a timely manner, then the Investor and the Seller shall negotiate in good faith for a period of 30 days in order to agree upon such a schedule.  If the Investor and the Seller cannot agree on such a schedule in such thirty-day period, then any disputed items shall be submitted for resolution to an independent accounting firm, the determinations of which shall be final and binding on the Investor and the Seller for all purposes.  The Investor and the Seller agree to furnish to the Seller or the Investor, as the case may be, promptly upon reasonable request, any information, assistance and cooperation which the Seller or the Investor, as the case may be, deem reasonably necessary in connection with the procedures set forth in this Section 8.8(e). The Investor and the Seller agree for all tax purposes to act in accordance with any schedule resulting from the procedures set forth in this Section 8.8(e); and

(ii)                                  prepare and submit all filings required by Section 1060 of the Code and the Treasury Regulations thereunder in respect of (x) the transaction between the Investor and the Seller described in Section 8.8(d)(i)(A) and (y) the transaction between the Company and the Seller described in Section 8.8(d)(ii)(A), in each case consistent with clause (e)(i) of this Section 8.8.

(f)                                   The Seller shall, at the Closing, deliver to the Investor a certificate in accordance with Section 1.1445-2(b)(2) of the Treasury Regulations, in a form reasonably acceptable to the Investor, to the effect that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)                                  Notwithstanding anything in this Agreement to the contrary, the Investor shall be entitled to deduct and withhold from the Purchase Price (or any other amounts payable under the Transaction Documents) such amounts as the Investor is required to deduct and withhold under the Code or any other provision of U.S. Federal, state, local or other, whether domestic or foreign, Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Investor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

(h)                                 Any Tax refund (including any interest paid or credited with respect thereto) relating to Taxes of any member of the Company Group for a Pre-Closing Tax Period (including the portion of a Straddle Period attributable to a Pre-Closing Tax Period pursuant to Section 9.7(b)) shall be the property of the Seller, and if received by any member of the Company Group, shall be paid over promptly to the Seller.

(i)                                     The Seller shall have the sole right to control and represent the interests of Refining and Marketing in any audit or administrative or court proceeding relating to Taxes of Refining or Marketing, in each case for any Pre-Closing Tax Period, and to employ counsel of its choice, in each case at its own expense; provided, however, that (i) the Investor shall have the right to participate with its advisors in such audit or administrative or court proceeding at its own expense and (ii) the Seller shall not settle any such audit or administrative or court proceeding without the prior written consent of the Investor, which consent shall not be unreasonably withheld.  The Investor agrees that it will cooperate with the Seller and its counsel in the defense against or compromise of any claim in any such audit or administrative or court proceeding.

Section 8.9                                    Employee Matters.

(a)                                 No later than 20 Business Days prior to the expected Closing Date, the Seller shall (i) deliver a written schedule to the Investor identifying each Group B Employee set forth in Section D of the Disclosure Letter who has accepted a transfer of employment to the applicable member of the Company Group as of the date such written schedule is delivered to the Investor and (ii) provide the Investor with the agreement, letter or other document executed by each such Group B Employee evidencing such acceptance.  Prior to the Closing Date, the Seller, GP LLC and their respective Affiliates shall take all actions necessary to transfer the employment of each Covered Employee to the appropriate member of the Company Group, which transfer shall be effective as of the Closing.  Notwithstanding the foregoing, following the date of this Agreement, the Parties shall consider providing that the transfer of each Covered Employee described in this Section 8.9(a) will become effective at a date following the Closing, and, in the event the Parties agree upon such a transfer, the Parties shall amend Section 8.9 of this Agreement to reflect such later transfer of employment.  For the avoidance of doubt, the immediately preceding sentence shall not affect the obligations of each of the Seller, GP LLC and their respective Affiliates as set forth in this Section 8.9(a).

(b)                                 Except with respect to any Obligations that transfer to the Company Group pursuant to Applicable Law, effective as of the Closing, GP LLC shall retain liability and responsibility for all employment and employee benefits-related Obligations incurred, or arising out of a period ending, on or prior to the Closing Date that relate to the Covered Employees (or any dependent or beneficiary of any Covered Employee).  Except with respect to any Obligations that transfer to the Company Group pursuant to Applicable Law, neither Marketing, Refining, the Company, the Investor nor any of its Affiliates shall have any liability or responsibility for any employment and employee benefits-related Obligations incurred, or arising out of a period ending, on or prior to the Closing Date that relate to the Covered Employees (or any dependent or beneficiary of any Covered Employee). Except with respect to any Obligations (i) under any NuStar Plan or (ii) arising as a result of actions taken by any NuStar Affiliate on or prior to the Closing, effective as of the Closing, neither GP LLC nor any of its Affiliates shall have any liability or responsibility for any employment and employee benefits-related Obligations incurred, or arising following the Closing Date that relate to the Covered Employees (or any dependent or beneficiary of any Covered Employee).

(c)                                  Except in the event of any claim for workers’ compensation benefits, for purposes of this Section 8.9(c), the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits, and (ii) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.  A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers’ Compensation Event”) occurs.  If the Workers’ Compensation Event occurs over a period both preceding and following the applicable Closing, the claim shall be the joint responsibility and liability of GP LLC and the Company and shall be equitably apportioned between GP LLC and the Company based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the applicable Closing.

(d)                                 GP LLC agrees to provide any required notice under and to otherwise retain all liabilities relating to the federal Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state, local or foreign laws, with respect to any event, including any “plant closing” or “mass layoff” (each, as defined in WARN) or group termination or similar event, affecting Covered Employees on or prior to the Closing Date.  GP LLC shall notify the Investor prior to the Closing Date of any “employment loss” (as defined in WARN) experienced by any Covered Employees during the 90-day period prior to the Closing Date.

(e)                                  Effective as of the Closing (except as otherwise provided in this Section 8.9(e)), the applicable members of the Company Group shall provide (and the Parties shall cooperate reasonably and in good faith to effectuate) the following:

(i)                                     Credit for Service. Each Covered Employee shall be credited with all years of service for which such Covered Employee was credited while employed by GP LLC or its applicable Affiliate (“NuStar Employer”), as of the Closing Date (or, with respect to Company Defined Benefit Plan (as defined below), through the date on which such plan is established), under any comparable or similar Company Group employee benefit plans in which such Covered Employees participate for purposes of vesting benefits (“vested service”) and participation eligibility (including eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but in no event shall the applicable member of the Company Group have any obligation to recognize such years of service for benefit accrual in any such employee benefit plans (“credited service”) or to the extent doing so would result in a duplication of benefits.  Covered Employees will be eligible for vacation and short-term leave entitlement based on years of service under the NuStar Employer’s employee benefit plans.

(ii)                                  Provision of Benefits.  For a period of 18 months following the Closing Date, the applicable member of the Company Group shall make available to the Covered Employees, as a group, employee benefit plans providing benefits that are no less favorable in the aggregate to those provided under the NuStar Plans as described in Section 8.9(e) of the Disclosure Letter; provided, however, that the Parties shall, in good faith, use their reasonable efforts to replicate the NuStar Plans, including, to the extent practical and not unreasonably cost prohibitive, engaging the same third-party service providers and insurers.

(iii)                               Defined Benefit Plans.  The Seller shall cause the NuStar Employer’s retirement plan (the “NuStar Retirement Plan”) and related excess benefit plan (collectively, “NuStar Defined Benefit Plan”) to (1) retain all liability for pension benefits accrued by each Transferred Employee as the Closing Date, and (2) provide for distributions in accordance with the NuStar Defined Benefit Plan’s distribution rules to any Covered Employee eligible for an immediate distribution as of the date his or her employment with the NuStar Employer terminates.  As soon as practicable following the Closing Date, the applicable member of the Company Group shall establish and maintain a defined benefit plan that is qualified under Section 401 of the Code (“Company Defined Benefit Plan”).  The Company Group shall cause Company Defined Benefit Plan to provide that all Covered Employees who were eligible to participate in the NuStar Retirement Plan and who remain employed with the Company Group on the date on which Company Defined Benefit Plan is established shall be immediately eligible to participate in Company Defined Benefit Plan on the date on which Company Defined Benefit Plan is established.

(iv)                              Qualified Defined Contribution Plans. No later than the Closing Date, the applicable member of the Company Group shall establish and maintain a defined contribution plan that is qualified under Section 401 of the Code (“Company Defined Contribution Plan”).  The applicable member of the Company Group shall cause Company Defined Contribution Plan to accept the direct rollover of Covered Employees’ “eligible rollover distributions” (as defined in Section 401(a)(31) of the Code) distributed from the applicable NuStar Plan in cash, provided that Company Defined Contribution Plan shall not be required to accept the rollover or transfer of any promissory notes for any participant loans under the NuStar Employer’s Plan.  The NuStar Employer shall cause the NuStar Plan to provide that such Covered Employees may continue to pay any outstanding loan taken by such Covered Employee through the maturity date of the loan.

(v)                                 Severance Program.  (A) If within one year of the Closing Date (the “Severance Period”): (1) the applicable member of the Company Group involuntarily terminates the employment of a Covered Employee (for reasons other than just cause or to commence employment with another entity within the Company Group) or (2) such Covered Employee elects to terminate employment with the applicable member of the Company Group rather than accept a material reduction in compensation below his or her Equivalent Wage, the applicable member of the Company Group shall provide severance pay and other benefits to such Covered Employee as described below (“Severance Program”) in lieu of, and not otherwise in addition to, any severance to which such Covered Employee would otherwise be entitled under any employee benefit plan, agreement or other arrangement with the Company Group.  The applicable member of the Company Group shall adopt the Severance Program no later than the Closing Date and shall not terminate it or amend it in a manner materially inconsistent with this Section 8.9(e)(v) prior to one year after the Closing Date.

(B) The Severance Program shall provide severance pay in an amount not less than the sum of (1) the Covered Employee’s Equivalent Wage (or his/her then-current base rate of pay, if greater) and (2) the applicable member of the Company Group’s contribution of the premium cost for any health benefits in which the Covered Employee is participating as of the date of his or her termination from employment, in each case as such Covered Employee would have received from, or had paid on his or her behalf by, the applicable member of the Company Group had such Covered Employee remained employed by the applicable member of the Company Group through the end of the Severance Period.

Notwithstanding the foregoing, the applicable member of the Company Group may condition eligibility for any benefit under the Severance Program on the execution and non-revocation of a general and comprehensive release or waiver of any and all claims.  Such release or waiver shall be in such form as the applicable member of the Company Group determines in its sole discretion.

(vi)                              Vacation Pay.  No later than the Closing Date, the applicable member of the Company Group shall establish and maintain a vacation pay plan or policy (“Company Vacation Pay Policy”) that shall (A) be applicable to each Covered Employee upon the Closing Date, (B) recognize the service that the NuStar Employer used for purposes of vacation pay accrual as of the Closing Date and (C) provide a minimum annual vacation pay accrual equal to the amount of annual vacation granted to eligible employees under the NuStar Employer’s vacation plan; provided, however, that during the calendar year in which the Closing occurs, such annual vacation pay accrual to be provided by the applicable member of the Company Group shall be reduced pro rata based on the number of days remaining in such calendar year.

(vii)                           Health Care Plans.  No later than the Closing Date or such other later date as mutually agreed upon by the Parties, the applicable member of the Company Group shall establish and maintain medical, mental health, substance abuse and dental plans (“Company Health Care Plans”).  Company Health Care Plans shall provide that each Covered Employee and his or her otherwise eligible dependents shall be eligible to enroll in such plans with coverage commencing immediately upon the Closing Date.  If such Covered Employee was enrolled in the NuStar Employer’s corresponding plan as of the Closing Date, the applicable member of the Company Group shall use its reasonable efforts to cause the Company Health Care Plans to (A) credit the expenses of the Covered Employees that were credited toward deductibles and co-insurance for the plan year in which the Closing Date occurs under the applicable NuStar Employer’s benefit plans that provide medical, mental health, substance abuse and dental coverage (“NuStar Health Care Plans”) against satisfaction of any deductibles and co-insurance for such plan year under Company Heath Care Plans, (B) not require a physical examination or other proof of insurability and (C) waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions.  In addition, the applicable member of the Company Group will use its reasonable best efforts to cause Company Health Care Plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996.

(f)                                   Effective as of the Closing, the Company Group covenants that the Company Group shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA”) or other applicable law with respect to the Covered Employees and their beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on or after the Closing Date.

(g)                                  Effective as of the Closing, the applicable member of the Company Group covenants to adopt the Savannah CBA and Paulsboro CBA (and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments relating thereto) and shall recognize such labor unions as the exclusive representative of the Covered Employees represented thereby immediately prior to the Closing.

(h)                                 This Section 8.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.9.  Nothing in this Section 8.9 is intended to amend any NuStar or Company Group employee benefit plan, or interfere with any Person’s right to amend or terminate any employee benefit plan or the employment or provision of services by any Person.

Section 8.10                             Energy Guarantee.  Energy hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Seller pursuant to this Agreement, and (b) the full and complete performance of all covenants, agreements, undertakings and obligations applicable to the Seller, the Company, Refining and Marketing pursuant to this Agreement and the other Transaction Documents, whether such covenants, agreements, undertakings or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter.

Section 8.11                             Indebtedness.  Prior to the close of business on the day immediately preceding the Closing Date, the Seller shall, and shall cause the Company, Refining and Marketing to, repay in full and discharge all outstanding Indebtedness of the Company, Refining and Marketing.

Section 8.12                             Supplement to Disclosure Letter.  The Seller, Energy and GP LLC may, from time to time prior to the Closing, and as promptly as practicable after obtaining Knowledge thereof (but not later than five Business Days prior to the Closing), by written notice to the Investor, supplement or amend the Disclosure Letter to correct any matter that would constitute a breach of any representation or warranty of the Seller, Energy or GP LLC in Article III and Article IV, but only to the extent (a) the necessity of such corrections comes to the Knowledge of the Seller after the date of this Agreement and (b) the Seller includes in such written notice an irrevocable acknowledgement that the effect of such breach is a failure of any condition to the Investor’s obligations to consummate the Transactions and that, accordingly, the Investor is not required to consummate the Transactions.  For purposes of determining whether the Investor’s conditions to its obligation to consummate the Transactions set forth in Section 6.1 have been fulfilled, the Disclosure Letter shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Seller has given a notice as contemplated by the immediately preceding sentence and the Investor waives such breach and the Closing shall occur, then any matters disclosed to the Investor pursuant to such supplement or amendment after the date hereof and prior to the Closing shall be deemed included in the Disclosure Letter for purposes of the Seller’s indemnification obligations in Article IX.

Section 8.13                             Guarantees and Related Matters.  For so long as the NuStar Facility remains in effect, Energy and the Seller shall, and shall cause their respective Affiliates (other than the Company, Refining and Marketing) to, provide Guarantees (including in place of any Guarantees that terminate upon consummation of the Transactions, to the extent required, after the Company Group’s commercially reasonable efforts to avoid the requirement of, or to have a member of the Company Group provide, such Guarantees (including with respect to those Guarantees set forth in Section 8.13 of the Disclosure Letter), under any operating Contract relating to the Business entered into in the ordinary course (and, in the case of any Contract existing on the date hereof, to preserve terms, including payment terms, that are no less favorable to the Business than those set forth in such Contract on the date hereof); provided, however, that in the event that notwithstanding the Company Group’s commercially reasonable efforts, a counterparty under such a Contract requires a standby letter of credit, collateral or other similar credit enhancing measure (any such letter of credit, collateral or measure, together with a Guarantee, a “Credit Support Measure”) in lieu of a Guarantee, the foregoing requirements shall apply to such Credit Support Measure; provided, further, that (i) the aggregate obligations of Energy, Seller and such respective Affiliates arising under such Credit Support Measures (which obligations shall equal (A) in the case of Guarantees, the maximum aggregate liability of the guarantor thereunder, (B) in the case of letters of credit, the face value thereof, and (C) in the case of any collateral, the fair market value thereof), other than those relating to the Statoil Contract, shall not exceed $150,000,000 at any point in time and (ii) in the event that the NuStar Facility is subject to reduction as a result of a put, such $150,000,000 limit shall be reduced by the amount thereof corresponding to the percentage by which availability under the NuStar Facility is reduced.  The Company Group shall reimburse Energy or the Seller for out-of-pocket fees actually incurred by Energy or Seller in connection with the posting or issuance of each Credit Support Measure in the form of a letter of credit, collateral or similar credit enhancing measure.  Each draw under, or foreclosure of, any Credit Support Measure shall be deemed to be a draw under the NuStar Facility (but shall not reduce availability under the NuStar Facility) in an amount equal to (x) in the case of a draw, the amount of such draw and (y) in the case of a foreclosure, the fair market value as of the date of such foreclosure of the foreclosed collateral.

Section 8.14                             Inventory Remarketing.  The Parties agree that, after the Closing, the Company Group shall have the right to sell to Energy or a Subsidiary thereof determined by Energy, and Energy (or such Subsidiary) shall be obligated to purchase therefrom, such amounts of Canadian Crude Oil purchased by the Company Group pursuant to the terms and conditions of the supply agreements set forth in Section 2.3(a)(D) of the Disclosure Letter (without regard to any amendments or renewals thereof) that the Company Group may from time to time specify in writing at a price equal to the Company Group’s cost plus the Company Group’s cost associated with transportation of such Canadian Crude Oil to Texas City, Texas; provided, however, that the Company Group shall have no right to sell under this provision unless the Company Group has provided, prior to or on even date with the pricing of such amounts of Canadian Crude Oil and in no event later than 30 days prior to delivery of same: (i) the price paid by the Company Group for such Canadian Crude Oil and (ii) the date of such pricing.

Section 8.15                             Railcars. The Parties shall cooperate to develop prior to the Closing Date a plan to reposition railcars which are used in the Business in a prompt and orderly manner following the Closing.

ARTICLE IX.
INDEMNIFICATION

Section 9.1                                    Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement and the covenants, agreements, obligations and undertakings of the Parties contained in this Agreement which by their terms are contemplated to be performed on or before the Closing shall survive the Closing and shall remain in full force and effect for a period of 18 months after the Closing Date, except that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.13, Section 3.17, Section 4.1, Section 4.2, Section 5.1 and Section 5.2 shall each survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and the representations and warranties in Section 3.10 shall survive until the date that is five years after the Closing Date.  All other covenants, agreements, obligations and undertakings of the Parties contained in this Agreement shall survive indefinitely; provided, however, that, notwithstanding the foregoing, any covenant, agreement, obligations or undertaking contained in this Agreement that provides for a specific survival period shall survive in accordance with its terms.

Section 9.2                                    Indemnification Provisions for the Benefit of the Investor and the Company.

(a)                                 If the Closing occurs, the Seller agrees from and after the Closing to indemnify and hold harmless the Investor Indemnitees from and against any Losses (other than Losses relating to Taxes, for which indemnification provisions are set forth in Section 9.7) suffered or incurred by them, or any of them, arising out of, in connection with or otherwise related to:

(i)                                     any breach of, or any inaccuracy in, any representation or warranty of the Seller, Energy, the Company, Refining, or Marketing in this Agreement or any appendix, schedule or certificate delivered pursuant hereto, including the Disclosure Letter, or in connection herewith (provided that all such representations and warranties that are qualified as to materiality or Material Adverse Effect shall be deemed to be not so qualified);

(ii)           any breach of, or failure to perform or comply with, any covenant, agreement, obligation or undertaking of the Seller, Energy, the Company, Refining or Marketing contained in this Agreement or any appendix, schedule or certificate delivered pursuant hereto, including the Disclosure Letter, or in connection herewith;

(iii)          any asset, liability or Contract held or formerly held by Refining, Marketing or the Company, to the extent such asset, liability or Contract (A) is not directly related to and used in the operation of the Business, (B) is incident to business conducted (prior to or after the Closing) by the Company, Refining, Marketing or their respective Affiliates outside the scope of the Business or (C) is required as part of the Restructuring to be (1) assigned or transferred by Refining or Marketing to Seller or an Affiliate thereof or (2) assumed by the Seller;

(iv)          Controlled Group Liability with respect to any NuStar Plan;

(v)           any obligation or liability arising out of or relating to (A) the failure by the Seller, the Company, Marketing or Refining to obtain or file any authorization necessary to close or consummate the Transactions that is required pursuant to ISRA and (B) any new investigation or remedial obligations or liabilities under ISRA of Refining resulting from or in connection with the Transactions or otherwise specified in or required by any document authorizing the Transactions pursuant to ISRA, but excluding any existing obligations or liabilities to the extent arising prior to the Closing Date under the Remediation Agreement-3rd Amendment executed in connection with ISRA Case Nos. E90905, E91103, E20040013 and E20070360 for remedial activities required for conditions identified in the Free Product (LNAPL) Reports dated April 29, 2010 and February 27, 2012, the Free Product Interim Remedial Measures Report dated February 29, 2012, the Remedial Investigation/Remedial Action Workplan dated December 1, 2008, the Supplemental Report dated March 16, 2009 and supplements or amendments thereto made prior to the Closing Date; and

(vi)          any and all actions, suits, proceedings, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) to the extent incident to any of the foregoing or to the extent incurred in connection with the successful enforcement of the rights of any Investor Indemnitee with respect to the foregoing.

No Claim may be asserted or commenced against the Seller or Energy pursuant to this Section 9.2(a) unless written notice of such Claim is received by the Seller or Energy, as the case may be, describing in reasonable detail the facts and circumstances then known with respect to the subject matter of such Claim on or prior to the date on which the representation, warranty, covenant, agreement, obligation or undertaking (as applicable) on which such Claim is based ceases to survive as set forth in Section 9.1, and any Claim with respect to which such notice shall have been timely made may be continued after the time at which the representation, warranty, covenant, agreement, obligation or undertaking (as applicable) on which such Claim is based so ceases to survive and shall not be effected thereby.

(b)                                 The obligations of Energy and the Seller to indemnify the Investor Indemnitees pursuant to Section 9.2(a)(i) (other than in connection with any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.17, 3.21, 4.1 and 4.2) and, as it relates thereto, Section 9.2(a)(vi) are subject to the following limitations:

(i)            The Investor Indemnitees shall not be entitled to indemnification unless and until the aggregate amount of Losses for which the Investor Indemnitees are entitled to be indemnified for all Claims pursuant thereto exceeds $1,000,000 (the “Threshold”) and then only to the extent of such excess.  The Seller shall have no liability with respect to any individual case of a Loss that is less than $50,000.

(ii)           In no event shall the Seller’s aggregate obligation to indemnify the Investor Indemnitees pursuant thereto exceed $35,000,000.

Section 9.3                                    Indemnification Provisions for the Benefit of the Seller.  If the Closing occurs, the Investor agrees from and after the Closing to indemnify and hold harmless the Seller Indemnitees from and against any Losses suffered or incurred by them, or any of them, arising out of, in connection with or otherwise related to (a) any breach of, or any inaccuracy in, any representation or warranty of the Investor in this Agreement or any appendix, schedule or certificate delivered pursuant hereto or in connection herewith (provided that all such representations and warranties that are qualified as to materiality or Material Adverse Effect shall be deemed to be not so qualified), (b) any breach of, or failure to perform or comply with, any covenant, agreement, obligation or undertaking of the Investor contained in this Agreement or any appendix, schedule or certificate delivered pursuant hereto or in connection herewith, (c) any Controlled Group Liability with respect to any Plan of the Investor or any of its ERISA Affiliates or (d) any and all actions, suits, proceedings, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) to the extent incident to any of the foregoing or to the extent incurred in connection with the enforcement of the rights of any Seller Indemnitee with respect to the foregoing.  No Claim may be asserted nor may any action be commenced against the Investor pursuant to this Section 9.3 unless written notice of such Claim is received by the Investor describing in reasonable detail the facts and circumstances then known with respect to the subject matters of such Claim on or prior to the date on which the representation or warranty or covenant (as applicable) on which such Claim is based ceases to survive as set forth in Section 9.1, and any Claim with respect to which such notice shall have been timely made may be continued after the time at which the representation, warranty, covenant or obligation (as applicable) on which such Claim is based so ceases to survive and shall not be affected thereby.

Section 9.4                                    Indemnification Procedures; Matters Involving Third Parties.

(a)                                 Subject to the provisions of Section 9.2(b), an Investor Indemnitee or a Seller Indemnitee, as the case may be (an “Indemnified Party”), shall give the indemnifying party under Section 9.2 or Section 9.3, as applicable (an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure.

(b)                                 If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure.

(c)                                  If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party.  If the Third-Party Claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof.  Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal fees subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Party, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 9.4(b)).

(d)                                 If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Party available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Party.

(e)                                  Whether or not the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Party shall reasonably consent to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the Indemnified Party completely in connection with such Third-Party Claim.

Section 9.5                                    Determination of Losses.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received or realized by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses or increase to insurance premiums related to the receipt or realization of such proceeds, payment or recoupment).  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 9.5.  An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot reasonably be avoided, to minimize the amount thereof.

Section 9.6                                    Limitation of Claims.

(a)                                 The Parties acknowledge and agree that the remedies set forth in this Article IX are intended to be, and shall be, the exclusive monetary remedies of such Parties after the Closing with respect to any aspect of the transactions contemplated by this Agreement (other than (i) claims of, or causes of action arising from, fraud, wilful or intentional misconduct or wilful or intentional concealment and (ii) with respect to any other agreement or instrument contemplated to be delivered pursuant to this Agreement, including the Operating Agreement, the Services Agreement, the Supply Agreement, the Terminal Leases, the ABL Facility and the NuStar Facility).  The Parties hereby release, waive and discharge, and covenant not to sue or otherwise assert any rights, remedies or recourse with respect to, any cause of action or claim for damages (other than claims of, or causes of action arising from, fraud, wilful or intentional misconduct or wilful or intentional concealment) not expressly provided for in this Agreement to the maximum extent permitted by Applicable Law.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to recover from any other party hereto any amount in respect of (i) any punitive or exemplary damages, in each case except to the extent payable in connection with any Third-Party Claim, and (ii) any consequential, indirect or special damages, in each case except to the extent such damages would have been reasonably foreseeable to the Indemnifying Party as of the date of this Agreement had the Indemnifying Party been aware of the relevant breach (or other circumstances giving rise to the applicable Loss) as of the date of this Agreement.

(c)                                  All releases, disclaimers, limitations on liability and indemnities in this Agreement, including those in this Article IX, shall apply even in the event of the sole, joint, and/or concurrent, active or passive negligence, strict liability or fault of the party whose liability is released, disclaimed, limited or indemnified (excluding gross negligence or willful misconduct).

Section 9.7                                    Indemnification for Taxes.

(a)                                 If the Closing occurs, the Seller agrees from and after the Closing to indemnify and hold harmless the Investor Indemnitees from and against any Losses suffered or incurred by them, or any of them, arising out of, in connection with or otherwise related to (i) Taxes (other than Transfer Taxes) of members of the Company Group for the Pre-Closing Tax Period, (ii) Taxes of members of the Company Group arising (directly or indirectly) as a result of the Transactions, (iii) Taxes of the Seller or any of its Affiliates, (iv) any Transfer Taxes allocable to the Seller pursuant to Section 8.8(c), (v) any inaccuracy of a representation or warranty set forth in Section 3.13 (it being agreed that for purposes of determining the existence of any such inaccuracy or the amount of any Loss with respect thereto, all such representations and warranties that are qualified based on the Knowledge of the Seller, as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified), (vi) the failure by any member of the Company Group to perform any covenant or agreement in this Agreement relating to Taxes and (vii) any and all actions, suits, proceedings, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) to the extent incident to any of the foregoing or to the extent incurred in connection with the enforcement of the rights of any Investor Indemnitee with respect to the foregoing.

(b)                                 In furtherance of the foregoing, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1                             Expenses.  All costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that all costs and expenses incurred by the Investor, Energy, the Seller or GP LLC in connection with the drafting and negotiation of the ABL Facility (including any fees payable in connection with consummation of the ABL Financing) and the NuStar Facility (collectively, the “Specified Expenses”) shall be borne by the Company Group.

Section 10.2                             Entire Document; Modification or Amendment; Waiver.  The Transaction Documents (including the appendices, exhibits and schedules thereto) contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, Contracts and writings prior to the execution date of this Agreement, written or oral.  No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.  Notwithstanding the foregoing, the consent of any entities that have committed to provide or have otherwise entered into agreements in connection with the ABL Financing (the “ABL Financing Sources”) shall be required for any modification or amendment of this Section 10.2 or Section 10.8, Section 10.13 or Section 10.14 to the extent such modification or amendment affects the rights afforded to the ABL Financing Sources.

Section 10.3                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.4                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.5                             Assignability.  The rights under this Agreement shall not be assignable or transferable nor the obligations delegable by any Party without the prior written consent of the other Parties, which consent may be granted or withheld in such other Party’s sole discretion; provided, however, that prior to Closing the Investor may assign its rights and obligations under this Agreement to any entity to which the rights and obligations under the Equity Commitment Letter are assigned and that is owned in its entirety by any or all of Lindsay Goldberg III L.P. and its affiliated investment partnerships (including alternative investment vehicles).

Section 10.6                             Captions.  The captions of the various Articles, Sections, Appendices and Exhibits of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 10.7                             Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by telefacsimile, and properly addressed as follows:

If to the Seller:

NuStar Logistics, L.P.

2330 North Loop 1604 W

San Antonio, TX 78248

Attention: Bradley C. Barron, Esq.

Facsimile: (210) 918-5500

With a copy to:

Boies, Schiller & Flexner LLP

575 Lexington Avenue, 7th Floor

New York, NY 10022

Attention:  Robert W. Leung, Esq.

Facsimile:  (212) 446-2350

If to the Investor:

Asphalt Acquisition LLC

c/o Lindsay Goldberg

630 Fifth Avenue, 30th Floor

New York, NY 10011

Attention:	J. Russell Triedman
Michael W. Dees
Facsimile:	(212) 373-4120
(212) 373-4123

With a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention:  Andrew R. Thompson, Esq.

Facsimile:  (212) 474-3700

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.  Notices which are addressed as provided in this Section 10.7 given in person or by overnight delivery or mail shall be effective upon receipt.  Notices which are addressed as provided in this Section 10.7 given by telefacsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt, if not received during the recipient’s normal business hours.  All notices by telefacsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.

Section 10.8                             No Third Party Beneficiaries.  Except (a) as provided in Section 10.2, Section 10.13, Section 10.14 and Section 10.17 (with respect to which the ABL Financing Sources (and each of their successors and assigns) shall be third party beneficiaries) and (b) as provided in Article IX, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 10.9                             Construction of Agreement.  This Agreement and any documents or instruments delivered pursuant hereto and thereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 10.10                      Delivery of Documents.  Except with respect to the Transaction Documents, it is agreed and understood that where this Agreement includes an obligation by the Seller, Energy, the Company, Refining or Marketing to deliver agreements or documents to the Investor, or representations and warranties regarding agreements or documents having been delivered by the Seller, Energy, the Company, Refining or Marketing to the Investor, the posting of such documents on an electronic data room for the Transactions, to which the Investor has had access, shall constitute proper delivery.

Section 10.11                      Waiver of Compliance.  Except as provided in this Section 10.11, to the extent permitted by Applicable Laws, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.  The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.12                      Consents Not Unreasonably Withheld.  Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

Section 10.13                      Governing Law; Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction.  The Parties hereby irrevocably submit, for the purposes of any suit, action or other proceeding arising out of this Agreement (other than any dispute arising under Section 2.5 that is required to be decided by the Accounting Firm), any other Transaction Document or any Transaction, to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue in any such action or proceeding in any such court.  Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any ABL Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating to in any way to any agreement related to the ABL Financing or the performance thereof, in any forum other than courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and that no ABL Financing Source shall be subject to or liable for any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement and the Transactions (including the ABL Financing).  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.13.  With respect to any matters to which the Parties have submitted to jurisdiction in this Section 10.13, the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees.

Section 10.14                      Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by Applicable Laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this

Agreement, any other Transaction Document or the Transactions (including the ABL Financing and the obligations of any ABL Financing Sources in respect thereof).  Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers in this Section 10.14.

Section 10.15                      Public Announcements.  The Parties shall consult with one another before issuing any public announcement, statement or other disclosure with respect to this Agreement or the other Transaction Documents or the Transactions or any of the Parties and their respective Affiliates, and no Party shall issue any such public announcement, statement or other disclosure without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed) unless such action is required by Applicable Law.  Each Party, upon the request of any other Party, shall provide to such other Party, and such other Party shall have the right to review in advance, all information relating to this Agreement or the other Transaction Documents or the Transactions that appears in any filing made in connection with the Transactions.

Section 10.16                      Further Assurances.  Each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the Transactions, including obtaining all necessary consents, waivers, Authorizations, Orders and approvals of Governmental Authorities or third parties, required of it.

Section 10.17                      Limitation on Liability.  Neither the ABL Financing Sources nor any of the ABL Financing Sources’ or the Investors’ respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees, will have any liability to the Seller or any of its Affiliates relating to or arising from this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, other than, in the case of the parties to the Equity Commitment Letter, their obligations thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc., its General Partner

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

NUSTAR ASPHALT REFINING, LLC

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

NUSTAR MARKETING LLC

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

	By:	NuStar GP, LLC, its General Partner

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

NUSTAR GP, LLC

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

NUSTAR ASPHALT LLC

By:	NuStar Logistics, L.P., its sole member

	By:	NuStar GP, Inc., its General Partner

By:	/s/ Steven A. Blank
Name:	Steven A. Blank
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Purchase and Sale Agreement Signature Page

ASPHALT ACQUISITION LLC

By:	/s/ J. Rusell Triedman
Name:	J. Russell Triedman
Title:	Authorized Signatory

Purchase and Sale Agreement Signature Page

Appendix A: Definitions

Unless the context otherwise requires, the following terms shall have the following respective meanings for all purposes, and the following definitions are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

“ABL Commitment Letter” has the meaning specified in Section 8.4(a).

“ABL Facility” means a senior asset backed loan facility in an aggregate principal amount of at least $400,000,000 available to fund loans to the Company Group.

“ABL Financing” has the meaning specified in Section 8.4(a).

“ABL Financing Sources” has the meaning specified in Section 10.2.

“Accounting Firm” has the meaning specified in Section 2.5(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. For purposes of this definition, “Control”, when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Applicable Law” means, as used in this Agreement or with respect to any Party to this Agreement, all common laws, customary laws, constitutional laws, statutes, directives, codes, resolutions, enactments, treaties, ordinances, judgments, decrees, injunctions, writs and orders, rules, regulations, orders, interpretations and governmental approvals of any Governmental Authority, in each case, having jurisdiction over or with respect to (a) the Business or the Company’s, Refining’s or Marketing’s assets or operations, (b) this Agreement, (c) such Party or (d) the Transactions and the performance of the Transactions by such Party.

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by any Governmental Authority, including Environmental Permits.

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“Books and Records” means, as they relate to the Business, design manuals, operation and safety manuals, process flow diagrams, blueprints, drawings, engineering studies and engineering reports and with respect to computer software, object code; user operations and system documentation; system engineering and design information; and all associated data files and databases; and all historical operating and maintenance data. For the avoidance of doubt, Books and Records specifically excludes (a) any of Marketing’s minute books and records, Tax Returns or other materials that do not pertain to the Business and (b) the contents of any files maintained by the Company’s Legal Department that are subject to attorney-client privilege.

“Business” has the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the State of New York are authorized or obligated to close.

“Canadian Crude Oil” shall mean all Canadian crude oil purchased pursuant to the supply agreements set forth in Section 2.3(a)(C)(II) and Section 2.3(a)(D) of the Disclosure Letter.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim” means (a) any demand, claim, grievance or Litigation, made or pending for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (b) any charge or notice of violation issues by a Governmental Authority, in each of cases (a) and (b), whether or not ultimately determined to be valid.

“Class A Interests” means membership interests in the Company that have the rights given to “Class A Interests” in the Operating Agreement.

“Class B Interests” means membership interests in the Company that have the rights given to “Class B Interests” in the Operating Agreement.

“Closing” has the meaning specified in Section 2.2.

“Closing Conditions” means each of the conditions to the Closing set forth in Article VI.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Inventory” has the meaning specified in Section 2.5(a).

“Closing Inventory Statement” has the meaning specified in Section 2.5(a).

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“COBRA” has the meaning specified in Section 8.9(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company Defined Benefit Plan” has the meaning specified in Section 8.9(e)(iii).

“Company Defined Contribution Plan” has the meaning specified in Section 8.9(e)(iv).

“Company Group” means the Company, Refining and Marketing.

“Company Health Care Plans” has the meaning specified in Section 8.9(e)(vii).

“Company Vacation Pay Policy” has the meaning specified in Section 8.9(e)(vi).

“Confidentiality Agreement” has the meaning specified in Section 8.6(a).

“Contracts” means any written, oral, implied or other promise, agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature.

“Controlled Group Liability” means any and all Obligations (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), (b) under Section 302 or 4068(a) of ERISA, (c) under Sections 412(n) or 4971 of the Code and (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

“Corrective Action” means any investigation, response, sampling, analysis, monitoring, abatement, demolition, dismantlement, removal, decontamination, remediation, cleanup, treatment, storage, disposal or other action that is reasonably required to comply with Environmental Laws with respect to a Release of Hazardous Materials.

“Covered Employee” means, as of the date hereof (a) each employee of the NuStar Affiliates who is expected to become an employee of the Company as of the Closing Date and is identified as a “Group A Employee” in Section D of the Disclosure Letter and (b) each employee of the NuStar Affiliates who is expected to become an employee of the Company and is identified as a “Group B Employee” in Section D of the

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Disclosure Letter; provided, however, that with respect to this clause (b), no employee shall be considered a Covered Employee for purposes of this Agreement unless such employee accepts a transfer of employment to the Company no later than 20 Business Days prior to the Closing Date.

“Credit Support Measures” has the meaning specified in Section 8.13.

“Determination Date” has the meaning specified in Section 2.5(b).

“Disclosure Letter” means that certain disclosure letter of the Seller dated as of the date hereof.

“DOJ” means the United States Department of Justice.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Easements” means the surface leases, easements, rights of way, servitudes, Permits, licenses, and other grants conveying to the Company, Refining and Marketing rights and interests in the portions of the Land or otherwise held for the benefit of the Company, Refining and Marketing.

“Energy” has the meaning specified in the Preamble.

“Environmental Laws” means all Applicable Laws pertaining to pollution or the protection or remediation of natural resources, wildlife, or the environment or public health or safety, including the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Oil Pollution Act of 1990, as amended, the Emergency Planning and Community Right to Know Act, and any regulations promulgated pursuant to any of the foregoing, as well as any state and local Applicable Laws implementing or comparable to the foregoing, including ISRA and any regulations promulgated pursuant thereto.

“Environmental Permits” means all Permits required, issued or granted by any Governmental Authority or Person pursuant to Environmental Laws or in relation to Releases of Hazardous Materials.

“Equity Commitment Letter” has the meaning specified in Section 5.9.

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“Equity Financing” has the meaning specified in Section 5.9.

“Equivalent Wage” means, with respect to any Covered Employee, the base salary (or the base wage rate) plus any shift differential applicable with respect to such Covered Employee as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company would be, or at the relevant time was, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Financial Statements” has the meaning specified in Section 3.19(a).

“FTC” means the United States Federal Trade Commission.

“Full Year Financials” has the meaning specified in Section 3.19(a).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged primarily in industrial or commercial operations and is wholly or partly owned by any government.

“GP LLC” has the meaning specified in the Preamble.

“Group B Employee” has the meaning given to “Group B Employee” in the definition of “Covered Employee.”

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital,

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equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Hazardous Materials” means those pollutants, contaminants, chemicals or toxic, hazardous or petroleum hydrocarbon substances or wastes that are regulated under applicable Environmental Laws, including asbestos-containing materials, polychlorinated biphenyls, crude oil and petroleum products and any fraction thereof.

“Holdings Facility” means that certain 364-Day Revolving Credit Agreement, dated as of June 29, 2012, among NuStar GP Holdings, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and SunTrust Bank, as Syndication Agent, and the lenders party thereto.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include all Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Party” has the meaning specified in Section 9.4(a).

“Indemnifying Party” has the meaning specified in Section 9.4(a).

“Intellectual Property” has the meaning specified in Section 3.12(a).

“Interim Balance Sheet” has the meaning specified in Section 3.19(a).

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“Interim Financials” has the meaning specified in Section 3.19(a).

“Inventory” means all product inventory held by the Company, Refining or Marketing for sale to third parties or for use in the production of products for sale to third parties, including crude oil, intermediate feedstock, asphalt, semi-finished refined products, refined products (such as vacuum gas oil, marine diesel oil, marine gas oil and light gas oil), straight run naptha, cutter stock, petroleum products, petrochemicals, derivatives, additives, polymers and related maintenance materials, operating supplies and chemicals, in each case as determined in accordance with (and as further described in) Section 2.3(b) of the Disclosure Letter.

“Inventory Purchase Price” has the meaning specified in Section 2.3(b).

“Inventory Transfer Timing” means 00:00:01 local time on the Closing Date.

“Investment Company” means an entity subject to regulation as an “investment company” under the United States Investment Company Act of 1940, as amended.

“Investor” has the meaning specified in the Preamble.

“Investor Indemnitees” means the Investor (and its Affiliates), the Company, Refining, Marketing and their respective officers, directors, employees, agents, representatives, successors and assigns.

“ISRA” means the New Jersey Industrial Site Recovery Act.

“Knowledge” means (i) in the case of the Seller, the actual knowledge of Bradley C. Barron, Manish Kapoor, Steve Blank, Audra Fahey, Scott Smajstrla, Michael Pesch and, solely with respect to Section 3.10, Janet Ferris and Dusty Crisler, after reasonable inquiry of such individuals’ direct reports and (ii) in the case of the Investor, the actual knowledge of J. Russell Triedman and Michael W. Dees, after a reasonable inquiry of such individuals’ direct reports.

“Land” means all of the tracts or parcels of land, and interests in land, owned or leased by the Company, Refining or Marketing in connection with the Business.

“Leave” means, with respect to any Covered Employee, that such Covered Employee is receiving disability benefits or is on family, medical, administrative, military, or any other type of qualified leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of the NuStar Employer.

“LG Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of the Investor or any of

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its Affiliates or under any Contract to which the Investor or any of its Affiliates is a party or by which it or its assets are bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Liens” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, equities, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to receive income or voting rights.

“Litigation” means any action, case, suit, arbitration, hearing, investigation, charge, claim (including any claim of a violation of Applicable Law), litigation or other proceeding pending, commenced, brought, conducted or prosecuted before, or otherwise involving, any Governmental Authority.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. Code § 18.101 et seq., as amended from time to time, and any successor to such Act.

“Logistics Facility” means that certain 5-year Revolving Credit Agreement, dated as of May 2, 2012, as amended by the First Amendment to the 5-year Revolving Credit Agreement, dated as of June 29, 2012, among NuStar Logistics, L.P., NuStar Energy L.P., JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

“Logistics Indenture” means that certain Indenture, dated as of July 15, 2002, as amended and supplemented by the Sixth Supplemental Indenture, dated as of February 2, 2012, by and among NuStar Logistics, L.P., NuStar Energy L.P. and the other parties thereto.

“Loss” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, Liens, losses, assessments, judgments, awards, arbitration awards, demands, claims, orders, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.

“LSRP” means a Licensed Site Remediation Professional.

“Marketing” has the meaning specified in the Preamble.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that has, or would be reasonably expected to have, a material and adverse effect on (a) the business, properties, financial condition or results of operations of the Business; provided, however, that in no event shall any effect that

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results from any one or more of the following be deemed to constitute a Material Adverse Effect pursuant to this clause (a): (i) this Agreement or any actions expressly required to be taken pursuant to this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof, (ii) changes or conditions affecting the asphalt refining industry generally or regionally, other than any such changes or conditions that disproportionately affect the Business relative to other Persons or businesses operating in such industry, (iii) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), other than any such changes that disproportionately affect the Business relative to other Persons or businesses operating in the industry in which the Business operates, (iv) changes in law or GAAP or regulatory accounting requirements or interpretations thereof, other than any such changes that disproportionately affect the Business relative to other Persons or businesses operating in the industry in which the Business operates, (v) fluctuations in currency exchange rates, other than any such fluctuations that disproportionately affect the Business relative to other Persons or businesses operating in the industry in which the Business operates, (vi) acts of war, insurrection, sabotage or terrorism, other than any such acts that disproportionately affect the Business relative to other Persons or businesses operating in the industry in which the Business operates, or (vii) the failure of the Business to meet financial expectations or projections (it being understood that any underlying cause of, or effect relating to, any such failure may be deemed to constitute, and may be taken into account in determining whether there has been, is or would be, a Material Adverse Effect); (b) the ability of the Seller, Energy, the Company, Refining or Marketing to perform its obligations under this Agreement or any other Transaction Document within the time period for performance contemplated therein; or (c) the ability of the Seller, Energy, the Company, Refining or Marketing to consummate any transaction contemplated by this Agreement or any other Transaction Document.

“Material Contracts” has the meaning specified in Section 3.8(b)(i).

“Notice of Disagreement” means a written notice provided by the Investor to the Seller setting forth the Investor’s disagreement with respect to the Closing Inventory Statement.

“NJDEP” means the New Jersey Department of Environmental Protection.

“NuStar Affiliates” means GP LLC, Energy and any of their respective Affiliates.

“NuStar Defined Benefit Plan” has the meaning specified in Section 8.9(e)(iii).

“NuStar Employer” has the meaning specified in Section 8.9(e)(i).

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“NuStar Facility” means an unsecured revolving credit facility available to fund loans to the Company Group in an aggregate principal amount not to exceed $250,000,000 with a term of 7 years with the Seller as lender.

“NuStar Financing” has the meaning specified in Section 8.5.

“NuStar Health Care Plans” has the meaning specified in Section 8.9(e)(vii).

“NuStar Plan” shall mean any Plan maintained, administered, sponsored or contributed to by any NuStar Affiliate (or for which any NuStar Affiliate otherwise has any Obligation), other than any “multiemployer plan” within the meaning of Section 4001(A)(3) of ERISA (“Multiemployer Plan”) or any Plan required by Applicable Law.

“NuStar Retirement Plan” has the meaning specified in Section 8.9(e)(iii).

“NuStar Term Sheet” has the meaning specified in Section 6.1(k).

“NuStar Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of the Seller, the Company, Refining or Marketing or under any Contract to which the Seller, the Company, Refining or Marketing is a party or by which it or its assets are bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Operating Agreement” has the meaning specified in the Recitals.

“Order” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Organizational Documents” means, (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Party” and “Parties” has the meaning specified in the Preamble.

“Paulsboro CBA” means the collective bargaining agreement and all existing contract extension agreements, memoranda of agreement, letters of understanding and other similar agreements and instruments between GP LLC and the Union at the Paulsboro Refinery.

“Paulsboro Refinery” means the asphalt refinery located on the real property near Paulsboro, New Jersey, as more particularly described in Section B of the Disclosure Letter, and a light oils terminal located thereon, and all storage tanks, truck racks, pipelines, equipment, machinery, boilers, pumps, buildings, terminal facilities, dock facilities, rail and tank car facilities, and all other improvements thereon and thereunder.

“Permits” has the meaning specified in Section 3.6.

“Permitted Liens” means:

(a)                                 Liens for Taxes and other governmental charges and assessments (i) which are not yet due and payable, or (ii) the validity of which are being contested in good faith by appropriate proceedings and for which adequate provision is made on the balance sheet and statement of operations of the Company, Refining or Marketing;

(b)                                 any restrictions or requirements set forth in any permit identified in Section 3.6 of the Disclosure Letter;

(c)                                  inchoate and unperfected mechanics’, carriers’, workers’, repairers’ and other similar liens and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are contested in good faith by appropriate proceedings and for which adequate provision is made on the financial statements of the Company, Refining or Marketing;

(d)                                 purchase money security interests in respect of personal property arising or incurred in the ordinary course of business in an outstanding aggregate amount not in excess of $1,000,000 at any time and so long as such purchase money security interests attach only to Inventory;

(e)                                  zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority that do not, individually or in the aggregate, materially impair the use or operation of the affected parcel of Real Property in the Business as currently conducted;

(f)                                   Easements, rights-of-way and other non-monetary encumbrances filed of record affecting any of the Land which do not, individually or in the aggregate, materially impair the use or operation of the affected parcel of Real Property in the Business as currently conducted;

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(g)                                  restrictions and regulations of general application imposed by any Governmental Authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over the Company, Refining or Marketing;

(h)                                 Liens with respect to the assets of the Company created by or resulting from the acts or omissions of the Investor or any of its Affiliates;

(i)                                     pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), licenses, statutory obligations, surety bonds, performance bonds and completion bonds or as otherwise incurred in the ordinary course of business consistent with past practice; and

(j)                                    Liens set forth in Section A of the Disclosure Letter.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof.

“Plan” means any material employee benefit plan (as defined in Section 3(3) of ERISA) and any bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, stock option, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, vacation, holiday, sick leave, retention, severance, retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, salary continuation, employment agreement and other benefit or similar plan, program, policy, agreement, arrangement, association, commitment, practice, contract and understanding (written or unwritten), including any trust, escrow, funding, insurance or other agreement related thereto.

“Post-Signing Return” means any Tax Return required to be filed on or before the Closing Date (after taking into account any applicable extensions).

“Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.

“Property Taxes” has the meaning specified in Section 9.7(b).

“Proposed Schedule” has the meaning specified in Section 8.8(e)(i).

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“Purchase Price” has the meaning specified in Section 2.1.

“Purchased Inventory” means all Inventory; provided, however, that such Purchased Inventory (i) shall not include (w) any amount of crude oil in excess of 1,000,000 barrels thereof, (x) tank heel and linefill, (y) sediment and water or (z) any Inventory located at Energy’s Pittsburg, California, or Mobile, Alabama, facility and (ii) shall include at least 250,000 barrels of Canadian Crude Oil, in each case, as determined in accordance with (and as further described in) Section 2.3(b) of the Disclosure Letter.

“Real Property” means (a) the Land; (b) all buildings and other structures, facilities or improvements currently or hereafter located thereon and permanently affixed thereto; (c) all fixtures, systems, owned or (to the extent transferable) leased equipment and other items of tangible personal property situated thereon or attached thereto but not permanently affixed thereto (including any docks, but excluding raw materials, work in process and Inventory); (d) all Easements; and (e) all appurtenances relating to the property described in any of the foregoing clauses.

“Refining” has the meaning specified in the Preamble.

“Release of Hazardous Materials” means any discharge, emission, spill, seepage, leak, escape, leaching, injection, pouring, emptying, dumping, burying, abandoning, unauthorized disposing or discharging, migration or release of any Hazardous Material into or upon the environment (including the air, soil, surface water and groundwater), including the abandonment of barrels, containers and other closed receptacles containing or formerly containing any Hazardous Material.

“Restructuring” has the meaning specified in Section 2.3(a).

“Savannah CBA” means the collective bargaining agreement and all existing contract extension agreements, memoranda of agreement, letters of understanding and similar agreements and instruments between GP LLC and the Union at the Savannah Refinery.

“Savannah Refinery” means the asphalt refinery located on the real property near Savannah, Georgia, as more particularly described in Section C of the Disclosure Letter, and a light oils terminal located thereon, and all storage tanks, truck racks, pipelines, equipment, machinery, boilers, pumps, buildings, terminal facilities, dock facilities, rail and tank car facilities, and all other improvements thereon and thereunder.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning specified in the Preamble.

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“Seller Indemnitees” means the Seller (and its Affiliates), the Company, Refining, Marketing and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Services Agreement” means that certain Services Agreement among the Company, Marketing, Refining and GP LLC, to be entered into in the form of Exhibit B.

“Severance Period” has the meaning specified in Section 8.9(e)(v).

“Severance Program” has the meaning specified in Section 8.9(e)(v).

“Specified Expenses” has the meaning set forth in Section 10.1.

“Statoil Contract” means the Peregrino Crude Oil Purchase/Sale Agreement, dated as of November 17, 2010, between Statoil Brasil Oleo Gas Limitada and NuStar Marketing LLC.

“Straddle Period” has the meaning specified in Section 9.7(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Supply Agreement” means that Contract between the Seller and Marketing, entered into on the terms set forth on Section 8.3(a) of the Disclosure Letter.

“Tax Action” means any suit, claim, action, assessment, investigation, examination, proceeding or audit relating to Taxes.

“Tax Return” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” means all U.S. Federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, unemployment insurance payments, excise, real property and personal

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property taxes, and any other taxes, assessments or similar charges in the nature of a tax, together with any interest and penalties imposed with respect thereto.

“Taxing Authority” means any governmental or public body, agency, official or authority with the power to impose any Tax.

“Terminal Leases” means land leases for the asphalt terminals of NuStar located in Rosario, NM, Catoosa, OK, Houston, TX and Wilmington, NC, entered into on terms consistent with those set forth in Exhibit D.

“Third-Party Claim” has the meaning specified in Section 9.4(b).

“Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of the Seller, the Company, Refining or Marketing or under any Contract to which the Seller, the Company, Refining or Marketing is a party or by which it or its assets are bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Threshold” has the meaning specified in Section 9.2(b)(i).

“Transaction Documents” means this Agreement, the Operating Agreement, the Terminal Leases, the Services Agreement, the Supply Agreement, the NuStar Facility and the ABL Facility, together with all appendices, schedules and exhibits attached thereto, and all certificates, opinions and other documents delivered in connection therewith and with the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and by the other Transaction Documents, including the Restructuring.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or similar Tax or fee.

“Treasury Regulations” shall mean the regulations, including proposed or temporary treasury regulations, promulgated under the Code.

“UK Term Loan” means that certain Second Amended and Restated Credit Agreement, dated as of December 11, 2007, as amended by the First Amendment to the Second Amended and Restated Credit Agreement, dated as of March 7, 2011 and further amended by the Second Amendment to the Second Amended and Restated Credit Agreement, dated as of June 29, 2012, among NuStar Terminals Limited, NuStar Energy L.P., NuStar Logistics, L.P., NuStar Pipeline Operating Partnership L.P. and SunTrust Bank.

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“Union” means, collectively, the United Steelworkers of America, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, United Steel Workers Local 4-00911 and United Steel Workers Local 00673.

“Union Employees” means the Covered Employees who are members of the Union.

“WARN” has the meaning specified in Section 8.9(d).

“Workers’ Compensation Event” has the meaning specified in Section 8.9(c).

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